As filed with the Securities and Exchange Commission on June 25, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO.4 TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            CHINA AGRI-BUSINESS, INC.
                 (Name of small business issuer in its charter)


            MARYLAND                        2873                 20-3912942
           (State or            (Primary Standard Industrial   (IRS Employer
Jurisdiction of Incorporation         Classification      Identification Number)
        or Organization)               Code Number)

                             FINANCE PLAZA 9TH FLOOR
                               HI-TECH ROAD NO. 42
                       HI-TECH INDUSTRIAL DEVELOPMENT ZONE
                          XI'AN, SHAANXI, CHINA 710068
                             TEL: 011-86-29-88222938
                   (Address of principal place of business or
                     intended principal place of business)

                          Copies of communications to:

                               DARREN OFSINK, ESQ.
                                GUZOV OFSINK, LLC
                         600 MADISON AVENUE, 14TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 371-8008

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------

                                                           PROPOSED MAXIMUM            PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO                 OFFERING PRICE                AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED   /BE REGISTERED(1)            PER SECURITY(2)           OFFERING PRICE(1)(2)      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Units                              1,000,000(3)                 $1.00                     $1,000,000               $107.00
--------------------------------------------------------------------------------------------------------------------------------
Common stock                    1,000,000 shares(4)             $1.00                   $1,000,000(4)                 $0
--------------------------------------------------------------------------------------------------------------------------------
$1.50 Unit Warrants to
purchase common stock          1,000,000 warrants(3)            $0(6)                       $0(4)                     $0
--------------------------------------------------------------------------------------------------------------------------------
$2.00 Unit Warrants to
purchase common stock          1,000,000 warrants(3)            $0(6)                       $0(4)                     $0
--------------------------------------------------------------------------------------------------------------------------------
Common stock issuable
upon exercise of $1.50
Unit Warrants                 1,000,000 shares(2)(3)           $1.50(5)                   $1,500,000               $160.50
--------------------------------------------------------------------------------------------------------------------------------
Common stock issuable
upon exercise of $2.00
Unit Warrants                 1,000,000 shares(2)(3)           $2.00(5)                   $2,000,000               $214.00
--------------------------------------------------------------------------------------------------------------------------------
Common stock issuable
upon exercise of $1.00
warrants issuable to
Underwriter as part of
Underwriter's Compensation        100,000 shares               $1.00(5)                    $100,000                 $10.70
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                              $492.20 (7)
--------------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416(a) promulgated under the Securities Act, as amended (the "Securities Act"), there are also being registered such indeterminable number of shares of our common stock as may be issued pursuant to the anti-dilution provisions of such warrants and from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457 promulgated under the Securities Act.

(3) Assuming a combined offering price of $1.00 for each Unit ("Unit") consisting of (a) one share of our common stock, (b) one warrant to purchase one share of our common stock at $1.50 per share, and (c) one warrant to purchase one share of our common stock at $2.00 per share. Our common stock and the warrants will be issued and certificated separately.

(4) Included in the Units.

(5) Pursuant to Rule 457(g) promulgated under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the warrants may be exercised.

(6) Pursuant to Rule 457(g) promulgated under the Securities Act, no additional registration fee is required.

(7) The registration fee was paid when the preliminary registration statement was filed on January 19, 2007.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

       PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION), DATED JUNE 25, 2007

     1,000,000 UNITS, EACH UNIT CONSISTING OF (i) ONE SHARE OF COMMON STOCK,
          (ii) ONE $1.50 UNIT WARRANT AND (iii) ONE $2.00 UNIT WARRANT

                            CHINA AGRI-BUSINESS, INC.
                                ------------------
         China Agri-Business, Inc. is offering a minimum of 300,000 Units on a "best efforts, all or none" basis (the "Minimum Offering"), and up to an additional 700,000 Units on a "best efforts" basis, for a maximum of 1,000,000 Units (the "Maximum Offering"), at $1.00 per Unit, for aggregate proceeds to us of between $300,000 and $1,000,000 (the "Offering"), as described under "Plan of Distribution" in this Prospectus. Our shares are not presently traded on any exchange or quotation medium and have never been traded publicly.

                              PRICE TO       UNDERWRITING          PROCEEDS TO
                              PUBLIC        COMMISSIONS(1)            US(2)
Per Unit                           $1.00              $.11                 $.89
Total Minimum Units          $300,000           $33,000             $267,000
Total Maximum Units        $1,000,000          $110,000             $890,000

(1) See "Plan of Distribution" of this Prospectus for further information on additional compensation to the Underwriter.

(2) The Escrow Agent, Wells Fargo Bank, will deposit the subscriptions for this Offering no later than noon on the business day immediately following receipt into an escrow account at Wells Fargo Bank, Corporate Trust and Escrow Services, 1740 Broadway, Denver, CO 80274. If we do not receive subscriptions for a minimum of $300,000 of gross proceeds, before deducting expenses of the Offering estimated at $108,936, within 90 days from the date of this Prospectus (unless extended by us with the consent of the Underwriter for up to 60 additional days), all proceeds will be promptly refunded to subscribers without interest thereon or deduction therefrom. If you subscribe for shares in this Offering, you will have no right to return or use of your funds during the Offering period, which may last up to 150 days. The termination date for the Maximum Offering is 150 days from the first date of the Prospectus.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED JUDGMENT UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITER

                              SPENCER EDWARDS, INC.
                       6041 SOUTH SYRACUSE WAY, SUITE 305
                            ENGLEWOOD, COLORADO 80111
                            TELEPHONE: 1-800-288-8448

               The date of this Prospectus is _____________, 2007.

               ---------------------------------------------------

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this Prospectus. No person is authorized in connection with this Prospectus to give any information or to make any representations about us, the Securities or any matter discussed in this Prospectus, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

         The information in this Prospectus is not complete and may be changed. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Units consisting of our common stock and Unit Warrants. We are Offering to sell and seeking offers to buy Units consisting of shares of our common stock and Unit Warrants and shares underlying the Unit Warrants only in jurisdictions where offers and sales are permitted. We may not sell the Securities until the registration statement filed with the SEC is effective. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Securities in any circumstances under which the offer or solicitation is unlawful.

                                TABLE OF CONTENTS

Cautionary Note Regarding Forward Looking Statements
         and Other Information Contained in this Prospectus .................. 1

Prospectus Summary ........................................................... 2

Risk Factors ................................................................. 5

Use of Proceeds ..............................................................14

Determination of Offering Price ..............................................15

Dilution .....................................................................16

Business .....................................................................18

Description of Property  .....................................................26

Management's Discussion and Analysis of Financial Condition
         and Results of Operations............................................26

Financial Statements .........................................................36

Security Ownership of Certain Beneficial Owners and Management ...............36

Directors and Executive Officers, Promoters and Control Persons ..............38

Executive Compensation .......................................................41

Certain Relationships and Related Party Transactions .........................42

Plan of Distribution .........................................................42

Description of Securities ....................................................44

Market Price of and Dividends on Our Common Equity and
         Related Stockholder Matters..........................................47

Legal Proceedings ............................................................48

Legal Matters ................................................................48

Experts ......................................................................49

Interest of Named Experts and Counsel ........................................49

Disclosure of Commission Position of Indemnification for
         Securities Act Liabilities  .........................................49

Changes in and Disagreements with Accountants.................................49

Where You Can Find More Information ..........................................50

Part II.  Information Not Required in Prospectus .............................52

Indemnification of Directors and Officers.....................................52

Other Expenses of Issuance and Distribution...................................52

Recent Sales of Unregistered Securities ......................................53

Exhibits......................................................................53

Undertakings..................................................................54

            CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND
                 OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

         Our disclosure and analysis in this Prospectus contain some forward-looking statements. These statements relate to our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, the market for our organic biochemical agricultural application products and other products in the People's Republic of China, which we refer to herein as the PRC, competition, exchange rate fluctuations, and the effect of economic conditions.

         Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these assumptions will be achieved.

         Investors are cautioned that our forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

         As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this Prospectus to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports filed with the SEC.

         Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this Prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

         Certain of the information provided in this Prospectus, such as data regarding the market for our products, has been obtained from third parties. While we believe that these sources are accurate, you should be aware that we have not independently verified the information and that we disclaim any duty to update the information provided by these sources in the future.

         Unless otherwise noted, all currency figures in this filing are in U.S. Dollars. References to "yuan" or "RMB"(also known as the Renminbi) are the currency of the People's Republic of China ("PRC"). According to Xe.com, as of June 25, 2007, $1 = 7.6200 RMB.

         The "Company", "we," "us," "our," and the "Registrant" refer to (i) China Agri-Business, Inc. ("China Agri"); (ii) Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE"), a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC; and (iii) Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"), a joint stock limited liability company organized under the laws of the PRC, which has been contractually controlled by WOFE.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.


OUR BUSINESS

         A number of incidents of illness and poisoning resulting from use of fertilizers and pesticides in the 1980s led the PRC government, through the Ministry of Agriculture, to promote fruits and vegetables grown with safe chemicals and pesticides which do not have harmful residues, which it refers to as "Green" foods. In 1990, the PRC Ministry of Agriculture established a China Green Food Development Center to produce "non-polluted, safe, high-quality nutritious food" for the domestic market. The Center now has 43 offices throughout China. The Center's "Green Food" label, given to items grown with limited amounts of chemical fertilizers and pesticides, is now well recognized and widely available throughout the PRC.

         Our business, which commenced operation in 2004, focuses on Green foods and consists of two operating divisions in the Shaanxi Province in Northwest China. Our primary products are organic biochemical agricultural application products (also be referred as agricultural application products) which function as a fungicide and bactericide in preventing and curing plant diseases and eliminating parasites, as a botanical growth and vitality stimulant, as a soil conditioner and as a plant nutrient supplement. They can apply to a wide variety of food and non-food crops, including potatoes, vegetables, cotton and fruit plants and trees orchards. They are used either alone or to supplement traditional fertilizer products.

         We manufacture and market two categories of organic biochemical agricultural application products, which we also developed:

     o Xinsheng Luyuan, a line of products whose primary function is to increase agricultural production.

     o Xinsheng Lufeng, a line of products whose primary function is bactericide.

         Within these two categories, we produce more than 50 different products. We sell those products in 14 Provinces in the PRC. See "Our Business." on page ____ of this prospectus.

         The following table presents summary financial data for our Company as of and for the years ended December 31, 2006 and 2005. The summary data are derived from our consolidated financial statements that are included elsewhere in this Prospectus. The summary financial data should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


                                                    For the Fiscal Year ended,
                                                   December 31,     December 31,
                                                       2006             2005
Total revenues                                      $ 2,154,894       $1,229,948
Net Income (Loss)                                     $ 912,853         $477,117
Total Assets                                        $ 5,637,122       $4,412,544
Total Liabilities                                      $ 51,276          $31,762

Dividends Declared Per Share of Common Stock                 $0               $0



CORPORATE INFORMATION

         China Agri was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") at Xi'an city in the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC. WOFE, pursuant to the management entrustment agreement signed on April 18, 2006 by and between Xinsheng and WOFE and measures passed by the shareholders of our operating company, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"), directly manages and controls Xinsheng, in the same manner as if Xinsheng were a wholly owned subsidiary under PRC law (the "Contractual Arrangement"). Xinsheng was founded on April 22, 2002. In summary, we do not own Xinsheng, however, by the Contractual Arrangement, we, through WOFE, are entitled to receive all of the profits of, and is obligated to pay all of the debts of, Xinsheng.


THE OFFERING

         This Prospectus relates to the sale by us of Units consisting of one
(1) share of our common stock, one (1) $1.50 Unit Warrant and one (1) $2.00 Unit Warrant (the "Securities"). The following table sets forth information about the shares being offered for sale and resale under this Prospectus:

Common stock outstanding
prior to this Offering ...................... 12,278,774 shares

Common stock and Unit
Warrants offered by us ...................... Minimum Offering - 300,000 shares of Common Stock and 600,000 Unit
                                              Warrants

                                              Maximum Offering - 1,000,000
                                              shares of Common Stock and
                                              2,000,000 Unit Warrants

Common stock to be outstanding
after the Offering (assuming
all Unit Warrants have
been exercised) ............................. Minimum Offering -13,178,774
                                              shares Maximum Offering -
                                              15,278,774 shares

Proceeds of the Offering .................... $158,064 from the Minimum Offering and $781,064 from the Maximum
                                              Offering.  See "Use of Proceeds"
                                              on page __

Risk Factors ................................ See "Risk Factors" beginning on page 5 and other information
                                             included in this Prospectus for a
                                             discussion of factors you should
                                             consider before deciding to invest
                                             in shares of our Common Stock.

         The sale of our common stock by us is being conducted through Spencer Edwards, Inc., as Underwriter, on a best efforts basis pursuant to an underwriting agreement dated _____________, 2007 (the "Underwriting Agreement"). Pursuant to the terms of the Underwriting Agreement, we have employed the Underwriter as exclusive agent to sell a minimum $300,000, maximum $1,000,000 Offering in Units at $1.00 per Unit. Each Unit consists of (i) one share of our common stock, (ii) one 1.50 Unit Warrant and (iii) one $2.00 Unit Warrant. The Underwriter has made no commitment to purchase all or any part of the shares offered hereby, but has agreed to use its best efforts on an "all or none" basis to sell 300,000 Units within a period of 90 days (to be extended for up to an additional 60 days upon the mutual consent of us and the Underwriter) following the date of this Prospectus. See "Risk Factors - Risks Related to the Company Offering."

         Until 300,000 Units have been sold, all funds received by the Underwriter from subscribers will be promptly transmitted pursuant to the terms of an escrow agreement with Wells Fargo Bank, Corporate Trust and Escrow Services, 1740 Broadway, Denver, CO 80274. In the event that 300,000 Units are not sold within the 90-day period (150-day period, if extended), the funds deposited with the escrow agent will be promptly returned in full to subscribers without deduction therefrom or interest thereon. We have agreed to pay the Underwriter a sales commission of eight percent of the gross proceeds of the Offering provided the minimum offering amount is achieved. We have also agreed to pay the Underwriter three percent of the gross proceeds from the sale of the Units offered hereby as a non-accountable expense allowance ($9,000 if the minimum number of Units is sold and $30,000 if the maximum number of Units is sold). To the extent that the expenses of the Underwriter are less than that amount, the excess will be deemed additional underwriting compensation. As of the date of the filing of the Registration Statement, we have paid $9,000 of this expense allowance to the Underwriter. In addition, the Underwriter will receive Warrants to purchase a number of shares of our common stock at a strike price of $1.00 per share equal to ten percent of the Units sold.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to this registration statement and is incorporated by reference herein.

MARKET FOR OUR SECURITIES

         Our common stock is not traded or quoted on any exchange or inter-dealer quotation system as this is our initial public Offering. Through Spencer Edwards, Inc., our Underwriter, we are seeking to have our common stock quoted on the over-the-counter Bulletin Board upon the commencement of the Offering hereunder.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

         IF ANY OF THE FOLLOWING RISKS, OR ANY OTHER RISKS NOT DESCRIBED BELOW, ACTUALLY OCCUR, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION, AND OPERATING RESULTS COULD BE SERIOUSLY HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK, WHEN AND IF A TRADING MARKET DEVELOPS, COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE OPERATE IN A HIGHLY-COMPETITIVE INDUSTRY AND OUR FAILURE TO COMPETE EFFECTIVELY MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

         We are principally engaged in the manufacture and marketing of organic biochemical agricultural application products and we face competition from numerous other companies. Many of our competitors are better capitalized and more experienced with a larger customer base and have deeper ties in the PRC marketplace. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition.

WE ARE IN THE PROCESS OF APPLYING FOR A PERMANENT REGISTRATION CERTIFICATE AND WE HAVE NO ASSURANCE THAT THE CERTIFICATE WILL BE ISSUED.

         In the PRC, producers of fertilizers and related products must obtain a government approval known as a fertilizer registration certificate. For the period from 2004 to 2006, we obtained a temporary certificate each year which authorized us to operate for an initial three-year experimental period mandated by PRC law. On April 25, 2007, we submitted our application for a permanent certificate to the Agricultural Bureau of Shaanxi Province which will in turn transfer the application to the Fertilizer Quality Monitory Center of the PRC Ministry of Agriculture for the ultimate determination. We estimate that the permanent certificate will be issued by the end of August 2007; however, there can be no assurance that the certificate will be issued by such time or at all. If we do not obtain the certificate, we would not be able to advertise, produce, sell and distribute our products.

OUR SUCCESS DEPENDS UPON THE DEVELOPMENT OF THE PRC'S AGRICULTURAL INDUSTRY.

         The PRC is currently the world's most populous country and one of the largest producers and consumers of agricultural products. Roughly half of the PRC's labor force is engaged in agriculture, even though only about 10% of the land is suitable for cultivation. Although the PRC hopes to further increase agricultural production, incomes for Chinese farmers are stagnating. Despite the Chinese government's continued emphasis on agricultural self-sufficiency, inadequate port facilities and a lack of warehousing and cold storage facilities impedes the domestic agricultural trade. Where we rely on the local farmer to purchase our products, which are generally purchased under a cash-on-delivery basis or on 9-12 months credit, a farmer's inability to sell his agricultural goods could therefore hinder his ability to timely pay his credit obligations to us.

OUR PRODUCTS MAY BE SUBJECT TO COUNTERFEITING AND/OR IMITATION, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

         We earned $912,853 in net income from $2,154,894 in revenue in fiscal year 2006 and our products have been receiving positive feedback from our customers. Although we do not own any patents relating to products we market, our success depends, in part, on our ability to protect our proprietary rights in our products. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

WE MAY NOT BE ABLE TO EFFECTIVELY CONTROL AND MANAGE OUR GROWTH.

         If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

OUR PROFITABILITY DEPENDS ON OUR SUCCESS ON BRAND RECOGNITION AND WE COULD LOSE OUR COMPETITIVE ADVANTAGE IF WE ARE NOT ABLE TO PROTECT OUR TRADEMARKS AGAINST INFRINGEMENT, AND ANY RELATED LITIGATION COULD BE TIME-CONSUMING AND COSTLY.

         Our trademarked brands have gained substantial recognition to our customers in various areas; however, the protection of intellectual property rights in the PRC may not be as effective as those in the U.S. or other countries. The unauthorized use of our brands could enable some other manufacturers to take unfair advantage, which could harm our business and competitive position.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUPPORT OUR GROWTH AND IF WE ARE UNABLE TO RETAIN OR HIRE SUCH PERSONNEL IN THE FUTURE, OUR ABILITY TO IMPROVE OUR PRODUCTS AND IMPLEMENT OUR BUSINESS OBJECTIVES COULD BE ADVERSELY AFFECTED.

         Competition for senior management and senior research and development personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

WE DO NOT PRESENTLY MAINTAIN FIRE, THEFT, PRODUCT LIABILITY OR ANY OTHER PROPERTY INSURANCE, WHICH LEAVES US WITH EXPOSURE IN THE EVENT OF LOSS OR DAMAGE TO OUR PROPERTIES OR CLAIMS FILED AGAINST US.

         We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. While product liability lawsuits in the PRC are rare, and we have never experienced significant failure of our products, there can be no assurance that we would not face liability in the event of the failure of any of our products.

RISK RELATED TO OUR INDUSTRY

WE ARE DEPENDENT UPON THE PRC GOVERNMENT'S APPROVAL OF OUR PRODUCTS AS "GREEN".

         All of our organic agricultural enhancement and vegetable products are currently labeled as "Green" products because they meet the requirements of the Green Food Research Center of the PRC Ministry of Agriculture for being safe and chemical free. Should the government change the current standards for Green foods, we may not qualify for the Green food labeling which may lead to a significant decrease in our sales prices, sales and profits, which would materially and adversely affect our business.

RISKS RELATED TO DOING BUSINESS IN THE PRC.

WE FACE THE RISK THAT CHANGES IN THE POLICIES OF THE PRC GOVERNMENT COULD HAVE A SIGNIFICANT IMPACT UPON THE BUSINESS WE MAY BE ABLE TO CONDUCT IN THE PRC AND THE PROFITABILITY OF SUCH BUSINESS.

         The PRC's economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

THE PRC LAWS AND REGULATIONS GOVERNING OUR CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN. ANY CHANGES IN SUCH PRC LAWS AND REGULATIONS MAY HAVE A MATERIAL AND ADVERSE EFFECT ON OUR BUSINESS.

         There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE PRC ECONOMY MAY MATERIALLY AND ADVERSELY AFFECT OUR CUSTOMERS, DEMAND FOR OUR SERVICES AND OUR BUSINESS.

         All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The Green food industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for Green food products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

INFLATION IN THE PRC COULD NEGATIVELY AFFECT OUR PROFITABILITY AND GROWTH.

         While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF YOUR INVESTMENT.

         The PRC government imposes controls on the convertibility of Renminbi ("RMB") into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

         The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

THE FLUCTUATION OF THE RMB MAY MATERIALLY AND ADVERSELY AFFECT YOUR INVESTMENT.

         The value of the RMB against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. Dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. Dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. Dollar appreciates against the RMB, the U.S. Dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. Dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

         On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. Dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. Dollar.

RECENT PRC STATE ADMINISTRATION OF FOREIGN EXCHANGE ("SAFE") REGULATIONS REGARDING OFFSHORE FINANCING ACTIVITIES BY PRC RESIDENTS HAVE UNDERGONE A NUMBER OF CHANGES WHICH MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE. THE FAILURE BY OUR SHAREHOLDERS WHO ARE PRC RESIDENTS TO MAKE ANY REQUIRED APPLICATIONS AND FILINGS PURSUANT TO SUCH REGULATIONS MAY PREVENT US FROM BEING ABLE TO DISTRIBUTE PROFITS AND COULD EXPOSE US AND OUR PRC RESIDENT SHAREHOLDERS TO LIABILITY UNDER PRC LAW.

         SAFE issued a public notice ("October Notice") effective from November 1, 2005, which requires registration with SAFE by the PRC resident shareholders of any foreign holding company of a PRC entity. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise; however, it is uncertain how the October Notice will be interpreted or implemented regarding specific documentation requirements for a foreign holding company formed prior to the effective date of the October Notice, such as in our case. In addition, the October Notice requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if shareholder non-compliance will be considered to be a violation of the October Notice by us or otherwise affect us.

         In the event that the proper procedures are not followed under the SAFE October Notice, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT OUR OPERATIONS.

         A renewed outbreak of SARS or another widespread public health problem in the PRC, such as bird flu where all of the Company's revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some offices that would adversely disrupt our operations.

         Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

BECAUSE OUR PRINCIPAL ASSETS ARE LOCATED OUTSIDE OF THE U.S. AND ALL OF OUR DIRECTORS AND NEARLY ALL OUR OFFICERS RESIDE OUTSIDE OF THE U.S., IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS BASED ON U.S. FEDERAL SECURITIES LAWS AGAINST US AND OUR OFFICERS AND SOME DIRECTORS IN THE U.S. OR TO ENFORCE A U.S. COURT JUDGMENT AGAINST US OR THEM IN THE PRC.

            Nearly all of our directors and officers reside outside of the U.S. In addition, our operating subsidiary is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

            The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

RISKS RELATED TO OUR STOCK.

WE ARE NOT LIKELY TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

         We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. Dollars or other hard currency and other regulatory restrictions.

THERE IS CURRENTLY NO TRADING MARKET FOR OUR COMMON STOCK.

         Our common stock is not traded or quoted on any exchange or inter-dealer quotation system as this is our initial public offering. You may be unable to sell your shares due to the absence of a trading market.

         Our common stock is subject to the "penny stock" rules to the extent that the price remains below $5.00, which requires delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "Market for Common Equity and Related Stockholder Matters" in this Prospectus. These requirements may further limit your ability to sell your shares.

OUR COMMON STOCK IS ILLIQUID AND SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

         If our common stock trades or is listed on any exchange or inter-dealer quotation medium, the market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

THE PRICE OF OUR COMMON SHARES MAY DECLINE DUE TO THE LARGE NUMBER OF OUTSTANDING SHARES ELIGIBLE FOR FUTURE SALE TO THE PUBLIC.

         On April 22, 2006, we issued 5,389,221 shares of our common stock (approximately 10,950,897 shares after giving effect to our forward stock split on October 31, 2006) as consideration for the Management Agreement described in the section below titled "Business" in this Prospectus. Those shares are presently held in a trust and can be released from the trust and sold pursuant to Rule 144 beginning on April 22, 2007. Such sales, or the possibility of such sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities.

         In addition, on May 31, 2006, we sold 10,000 shares of our Series A convertible preferred stock and warrants to purchase our 10,000 shares of our common stock at $1.50 per share. Such Series A convertible preferred stock and warrants are convertible and exercisable for a total of 310,000 shares of our common stock. The shares of our common stock issuable upon conversion of the Series A convertible preferred stock may be sold under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), beginning on May 31, 2007. The shares of our common stock issuable upon exercise of the warrants may be sold under Rule 144 beginning one year after exercise.

         Upon the closing of this Offering, there will be between 12,578,774 and 13,278,774 shares of our common stock outstanding without giving effect to the exercise of any Unit Warrants. Therefore, the shares held in trust available for future resale, along with shares issuable upon conversion of the Series A convertible preferred stock and the warrants sold with it, will represent between 84.8% and 89.5% of our total outstanding common stock. This large number of shares of common stock available for resale, and future sales of those shares, could create an overhang effect that may depress the trading price of our common stock should a trading market develop.

THIS OFFERING WILL RESULT IN THE ISSUANCE OF A SUBSTANTIAL NUMBER OF WARRANTS WHICH MAY RESULT IN FUTURE DILUTION.

         Each common share sold in this Offering will be sold with two warrants which will each entitle the holder to purchase one share of our common stock at an exercise price of $1.50 per share and $2.00 per share, respectively. The exercise of these warrants could result in the issuance of up to an additional 600,000 to 2,000,000 shares of our common stock, depending on the number of Units being sold in this Offering. The exercise of the warrants could result in dilution to other shareholders and have an adverse effect on our stock price.

WE ARE AUTHORIZED TO ISSUE 4,900,000 SHARES OF AN "UNDESIGNATED" CLASS OF STOCK WHICH MAY ADVERSELY AFFECT THE VOTING POWER OR OTHER RIGHTS OF THE HOLDERS OF COMMON STOCK.

            Our certificate of incorporation authorizes us to issue 4,900,000 shares of an undesignated class of stock. With respect to these shares, our board of directors may make designations and define various powers, preferences, rights, qualifications, limitations and restrictions, consistent with Maryland law. Our board of directors is empowered, without stockholder approval, to issue this stock with rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, the undesignated stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. We do not presently intend to issue any shares of undesignated stock. Nevertheless, there can be no assurance we will not do so in the future. As of this date, no shares of the undesignated stock are outstanding and no designation has been made as to any characteristics these shares may have in the future.


                                 USE OF PROCEEDS
         We estimate that we will receive net proceeds of approximately $158,064 in the case of the Minimum Offering, or $781,064 in the case of the Maximum Offering, after deducting an aggregate of approximately $141,936 expenses in the case of the Minimum Offering or $218,936 in the case of the Maximum Offering set forth as follows:

     o   Filing fees;
     o   Underwriter's Commissions;
     o   Legal and accounting fees;
     o   Printing; and
     o   Other expenses

                           Calculation of Net Proceeds
------------------------------------- -------------------------------- ---------
                                                    Average of
                                        Minimum     Minimum and       Maximum
                                        Offering    Maximum Offering  Offering
------------------------------------- ------------- ---------------- -----------
Gross Proceeds                           $300,000      $650,000       $1,000,000
------------------------------------- ------------- ---------------- -----------
Underwriter's Commissions
and Expense Allowance                     $33,000       $71,500         $110,000
------------------------------------- ------------- ---------------- -----------
Expenses Other Than Underwriter's
Commissions and Expense Allowance        $108,936      $108,936         $108,936
------------------------------------- ------------- ---------------- -----------
NET PROCEEDS                             $158,064      $469,564         $781,064
------------------------------------- ------------- ---------------- -----------

We intend to use the net proceeds from the Offering in the following manner:

--------------------------------------------------------------------------------
                                                  Amount
--------------------------------------------------------------------------------

                                                Average of
                                                Minimum                 Percent
                                  Minimum       and Maximum    Maximum  of total
                                 Offering       Offering      Offering  proceeds
------------------------------ ------------- ------------- ------------ --------
Machinery                           $15,037       $44,671      $74,304   9.51%
------------------------------ ------------- ------------- ------------ --------
Transport vehicles                   $7,528       $22,364      $37,199   4.76%
------------------------------ ------------- ------------- ------------ --------
Annual rental for additional
manufacturing facility              $27,074       $80,430                17.12%
and warehousing facility                                      $133,785
------------------------------ ------------- ------------- ------------ --------
Hiring of additional
factory workers (annual
estimated salaries)                 $36,111      $107,276     $178,440   22.84%
------------------------------ ------------- ------------- ------------ --------
Hiring of additional
sales staff (annual
estimated salaries)                 $45,129      $134,066     $223,002   28.55%
------------------------------ ------------- ------------- ------------ --------
Increase in number of
sales offices/network
                                    $27,185       $80,757     $134,334   17.22%
------------------------------ ------------- ------------- ------------ --------
Total net proceeds                 $158,064      $469,564     $781,064    100%
------------------------------ ------------- ------------- ------------ --------

         We plan to apply any additional proceeds raised ratably for the same expenses as listed above and any remainder towards additional working capital and general corporate expenses.

         The allocation of net proceeds set forth above represents our best estimates based upon our current plans and certain assumptions regarding financing costs, future revenues, and expenditures and other general economic conditions. If any of the foregoing factors change, Management, in its sole discretion, may find it necessary or advisable to reduce amounts allocated to some of the above-referenced categories or reallocate some of the proceeds within the above-described categories or use portions thereof for other purposes.

                         DETERMINATION OF OFFERING PRICE

         The Offering price for the Units being offered by us was determined based upon a valuation of our company obtained by the Underwriter and negotiations between us and the Underwriter.

                                    DILUTION

         The issuance of the 1,000,000 Units will dilute our common stock and may ultimately lower the price of our common stock. If you invest in our Units, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by 13,578,774, the number of outstanding shares of common stock assuming the maximum number of shares being offered by us are sold and the Series A preferred stock is automatically converted into 300,000 shares of common stock.

         The net tangible book value of our common stock as of December 31, 2006, was $5,030,585, or approximately $.41 per share. Thus, as of December 31, 2006, the net tangible book value per share of common stock owned by our current stockholders would have increased by $881,064 or $.03 per share after giving effect to this offering (assuming the maximum number of shares being offered are sold and the Series A preferred stock is automatically converted into 300,000 shares of common stock) without any additional investment on their part and the purchasers of the shares offered hereby would have incurred an immediate dilution of $.56 per share from the offering price. The following table illustrates this per share dilution and reflects the receipt of varying amounts of proceeds:


                                        100%          65%           30%
                                      --------     --------      --------
                                                                 (minimum)

Public offering price per Unit
 offered hereby                       $   1.00     $   1.00      $   1.00
                                      --------     --------      --------

Net tangible book value per
 share before offering                    0.41         0.41          0.41

Increase per share attributable to
 new investors                            0.03         0.01           --
                                      --------     --------      --------

Adjusted net tangible book value
 per share after this offering        $   0.44     $   0.42      $   0.41
                                      --------     --------      --------

Dilution to new investors             $   0.56      $  0.58      $   0.59
                                      --------     --------      --------

The following tables summarize the relative investments of investors pursuant to this offering and the current shareholders of the Company:


                                  ASSUMING 100% OF OFFERING (1,000,000 UNITS) SOLD

                                      CURRENT            PUBLIC           PREFERRED
                                    STOCKHOLDERS        INVESTORS           STOCK           TOTAL
                                    ------------        ---------           -----           -----
Number of shares of
  common stock purchased            12,278,774         1,000,000           300,000        13,578,774
Percentage of outstanding
  common stock after offering               91%                7%                2%              100%
Gross consideration paid           $ 3,641,988       $ 1,000,000       $   100,000       $ 4,741,988
Percentage of consideration paid            77%               21%                2%              100%
Average consideration paid         $       .30       $      1.00       $       .33       $       .34



                                     ASSUMING 65% OF OFFERING (650,000 UNITS) SOLD

                                      CURRENT            PUBLIC           PREFERRED
                                    STOCKHOLDERS        INVESTORS           STOCK           TOTAL
                                    ------------        ---------           -----           -----
Number of shares of
  common stock purchased            12,278,774           650,000           300,000        13,228,774
Percentage of outstanding
  common stock after offering               93%                5%                2%              100%
Gross consideration paid           $ 3,641,988       $   650,000       $   100,000       $ 4,391,988
Percentage of consideration paid            83%               15%                2%              100%
Average consideration paid         $       .30       $      1.00       $       .33       $       .33



                               ASSUMING MINIMUM 30% OF OFFERING (300,000 UNITS) SOLD

                                      CURRENT            PUBLIC           PREFERRED
                                    STOCKHOLDERS        INVESTORS           STOCK           TOTAL
                                    ------------        ---------           -----           -----
Number of shares of
  common stock purchased            12,278,774           300,000           300,000        12,878,774
Percentage of outstanding
  common stock after offering               96%                2%                2%              100%
Gross consideration paid           $ 3,641,988       $   300,000       $   100,000       $ 4,041,988
Percentage of consideration paid            91%                7%                2%              100%
Average consideration paid         $       .30       $      1.00       $       .33       $       .31


In the future, we may issue additional shares, options and warrants, all of which may further dilute our net tangible book value.


                                    BUSINESS

COMPANY HISTORY

         China Agri-Business, Inc. ("China Agri") was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") in Xi'an city, the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC.

         WOFE acts as a management company for Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"). WOFE controls all aspects of Xinsheng's business and management, and is entitled to all proceeds of Xingsheng's business and obligated to fund its operations.

         Xinsheng was founded on April 22, 2002 as a joint stock limited liability company formed under the laws of the PRC and has approximately 2,340 individual shareholders. Prior to April 21, 2004, Xinsheng's stock was traded on China Zhongguancun Technology & Equity Exchange, a government endorsed local platform for local non-public companies to trade their equity securities. Xinsheng de-listed its stock from China Zhongguancun Technology & Equity Exchange on April 21, 2004.

         WOFE's control over Xinsheng was established in the following manner, and in accordance with PRC laws:

         On April 18, 2006, WOFE entered into a management entrustment agreement ("Management Agreement") with Xinsheng. Under the Management Agreement, Xinsheng and its shareholders entrusted to WOFE its management rights, the rights and powers of its shareholders and board of directors, and the right to receive all of Xinsheng's profits in exchange for WOFE's assumption of the obligation to fund all operating losses of Xinsheng.

         On April 22, 2006, following a Xinsheng shareholder meeting at which an attorney-in-fact was appointed to represent the Xinsheng shareholders, China Agri entered into a stock purchase agreement with the attorney-in-fact (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, we issued an aggregate of 5,389,221 shares (i.e. 10,950,897 shares after a 2.032-for-1 forward split in October 2006) of our common stock to the Xinsheng shareholders in consideration of the execution of the Management Agreement between Xinsheng, WOFE. Pursuant to the Stock Purchase Agreement and a voting trust and escrow agreement (the "Voting Trust and Escrow Agreement") entered into by the parties in connection with the Stock Purchase Agreement, these shares were issued in the name of a trustee for the Xinsheng shareholders, which trustee also acts as the escrow and selling agent for the Xinsheng shareholders for the sale of the shares. Under the terms of the Voting Trust and Escrow Agreement, the shares of our common stock issued to the Xinsheng shareholders pursuant to the Stock

Purchase Agreement cannot be released by the trustee to any Xinsheng shareholder before one year elapses and the shares bear a standard restrictive legend. The trustee is entitled to exercise all rights and powers to vote the shares on behalf of the Xinsheng shareholders. After one year has elapsed, if a shareholder has not requested the release of the shares of such shareholder and wishes to sell the shares held by the trustee, the trustee will sell the shares on behalf of such shareholder and remit the proceeds to such shareholder.

         The entry into the Management Agreement, the Stock Purchase Agreement and the Voting Trust and Escrow Agreement, and the appointment of the attorney-in-fact, were approved by the Xinsheng shareholders at a meeting held on April 10, 2006, under the PRC Company Law. 352 shareholders representing an aggregate of 77.66% of the total outstanding shares of Xinsheng attended the shareholder meeting in person or by sending their representatives. More than 50% of the voting shares present at the shareholder meeting approved the Management Agreement and more than two thirds of the voting shares present in the shareholders meeting approved the Stock Purchase Agreement, Voting Trust and Escrow Agreement and appointment of the attorney-in-fact, which met the applicable requirements for actions requiring shareholder approval under the PRC Company Law.

         The following diagram sets forth the current corporate structure of the
Company:

---------------------------------
   China  Agri-Business, Inc.


---------------------------------

100% ownership


---------------------------------              ---------------------------------
   Mei Xin Agri Technology                         Shaanxi Xin Shen Centennial
  (Shaanxi) Co.,Ltd.                               Agricultural and Technology
--------------------------------- Contractual     Co., Ltd.
                                  Relationship ---------------------------------

         At the present, neither China Agri nor WOFE have any operation or plan to have any operation in the foreseeable future other than acting as a holding company or management company for Xinsheng and raising capital for its operations. However, our plans for China Agri and WOFE are subject to change in the future.

OUR BUSINESS

         Xinsheng currently has approximately 120 employees and utilizes one factory facility in Xi'an. A complete description of our properties and facilities is contained in the section below titled "Description of Property" in this Prospectus.

         The offices of China-Agri are located at 11 East 86th Street, New York, New York 10028 and our telephone number is 212-348-5600. Xinsheng is located outside of the city of Xi-an in the Shaanxi Province of the PRC.

         Our business is concentrated in areas within the growing PRC "Green" food market, which is described below. We manufacture and market two categories of "Green," environmentally friendly organic biochemical agricultural application products, which we also developed:

         o Xinsheng Luyuan, a line of products whose primary function is to increase agricultural production.

         o Xinsheng Lufeng, a line of products whose primary function is as a bactericide.

         Within these two categories, we produce more than 50 different agricultural application products.

ORGANIC BIOCHEMICAL AGRICULTURAL APPLICATION PRODUCTS

         Our agricultural application products are made of a chemical polymer combined with active potassium, organic nitrogen and 20 other ingredients, including polysaccharides extracted from the shells of crustaceans and mixed with active calcium. Because each of our products has been determined to have no adverse effects on the environment and to contain no toxins, use of our products contributes to the production of safe, healthy and environmentally friendly crops. Since 2004, and through our latest inspection in June 2006, our products meet all standards of the Q/SXN001-2004 Index, according to the annual Inspection Report issued by the Shaanxi Chemical Products Quality Monitoring and Inspection Station. The Q/SXN001-2004 Index is a quality standard for our industry promulgated by the government of Shaanxi Province and approved by the PRC Ministry of Agriculture, and the Inspection Report is issued as a verification of the quality of our products performed each year by the Shaanxi Chemical Products Quality Monitoring and Inspection Station.

         In the PRC, producers of fertilizer and related products must obtain a government approval known as a fertilizer registration certificate. For the period 2004 to 2006, we obtained a temporary certificate each year authorizing us to operate for a three-year experimental period mandated by PRC law. As a result, we are permitted to manufacture and distribute our agricultural application products throughout China. On April 25, 2007, we submitted our application for a permanent certificate to the Agricultural Bureau of Shaanxi Province which will in turn transfer the application to the Fertilizer Quality Monitory Center of the PRC Ministry of Agriculture for the ultimate determination. We estimate that the permanent certificate will be issued by the end of August 2007; however, there can be no assurance that the certificate will be issued by such date or at all. If we do not obtain the certificate, we would not be able to advertise, produce, sell and distribute our products.

         The key raw material for our products is chitosan, which consists primarily of polysaccharides extracted from the shells of crustaceans such as crabs and shrimp. Studies performed by our research and development team show that nitrogen, phosphorus, potassium and other nutrients in traditional chemical fertilizers tend to become highly water-soluble, and runoff water can remove them from the soil. Our products, which contain chitosan, release nutrients into the soil at a slower rate, making them less likely to be leached from the soil by rainwater. The retention of these nutrients improves the efficiency of use of both naturally-occurring and applied nutrients and fertilizers. Our chitosan-based products also build soil structure, which allows more air to reach plant roots and increases the soil's ability to retain water, resulting in healthier crops. Each of our products contains a minimum of 50 grams of chitosan per liter of finished product. Our products also use chitosan to provide nutrients used by soil microorganisms, which in turn make mineral nutrients available to plants.

         Our agricultural application products are produced and sold in two types of packaging: (i) polyethylene bottles that are 12 centimeters in height and 5.8 centimeters in diameter and have a net weight of 200 grams and (ii) bags that are 11 centimeters in length and 8.4 centimeters in width and have a net weight of 20 grams.

         The raw materials we use in production are generally available from local suppliers and we do not have any long term supply contracts.

         The principal advantages of our agricultural application products are their high quality and low cost, as we believe they can ultimately reduce farmers' planting and operational expenses by approximately 20%. This is accomplished by increasing plant growth by an estimated 20%. The higher yields mean that farmers can plant less and therefore, decrease their operating expenses. These estimates are based on our own testing and field trial reports issued in 2005 and 2006 by three independent land and fertilizer working stations in China, for the years of 2005 and 2004 ("Field Trial Reports"), --- Shaanxi Chunhua County Land and Fertilizer Working Station, Shaanxi Province Land and Fertilizer Working Station and Shaanxi Province Yangling Zone Land and Fertilizer Working Station. Additionally, we offer agricultural application products containing bactericides and pesticides in addition to growth-promoting compounds, which are more cost effective than purchasing separate pesticides and bactericides.

         We began producing agricultural application products in 2004 and our products are produced in China's Shaanxi Province. Most of our sales are in Shaanxi and the Southern region of China in the Hunan, Hubei, Anhui and Jiangsu provinces, which tend to have warmer weather and longer growing seasons.

MARKET FOR OUR PRODUCTS

         By the late 1980s, in an effort to produce more food, the PRC had reached a point where its farmers were using more fertilizers and pesticides than most other countries. This overuse of fertilizers and pesticides, as well as the use of unsafe fertilizers and pesticides, led to the sale of products with dangerous and high concentrations of harmful chemicals and several publicized incidents of food-caused illness. In addition to creating a dangerous situation for domestic consumers, it also created problems for the PRC's food exporters which, in many cases, were barred from exporting to certain countries which have minimum acceptable standards for pesticide and chemical use.

         In 1990, the PRC Ministry of Agriculture began to encourage the production of Green foods, which are foods that are safe, free from pollutants and harmful chemicals, and of good quality. In 1992, the PRC Ministry of Agriculture established the China Green Food Research Center with a number of branches charged with inspecting food quality and provincial level centers to monitor local food quality in each province. The China Green Food Research Center is a private, for profit entity. In 1993, the Ministry of Agriculture established regulations on the use of Green food labeling. In 1994, the PRC government issued an "Agenda in the 21st Century", in which there was specific discussion with respect to the development of a Green food industry. In 1996, an identifying trademark for Green foods was registered in the PRC and put into use. That trademark is set forth below:




GREEN FOOD LOGO





         In 1997, the PRC State Council approved the "Plan to Improve Nutrition in Chinese People's Diets," which called for more Green foods to protect people's heath and well being.

         Today, with the rapid growth of PRC's economy and per capita income, people have become more health conscious. As a result, there is a growing market demand for Green food products. Fruits and vegetables labeled as Green are generally available in supermarkets throughout the PRC and are typically sold at higher prices.

         According to the JOURNAL OF ORGANIC SYSTEMS, a scientific journal particular to organic systems published by a group of professors in Australia and New Zealand, China is at the onset of an organic agriculture revolution. From 2000 to 2006, China has moved from 45th to 2nd position in the world in number of hectares under organic management. China now has more land under organic horticulture than any other country. In the year 2005/2006, China added 12% to the world's organic area. This accounted for 63% of the world's annual increase in organic land, and China now has 11% of the world's organically managed land.

         According to the PEOPLE'S DAILY ONLINE, by 2003, there were 2,047 Green food producers in China which sold approximately 72.3 billion RMB of food to the domestic market and more than US$ 1 billion to the overseas market.

         Green food certified by the China Green Food Research Center can be divided into 2 groups: grade A (allowed to use certain amount of chemical materials) and Grade AA (containing little or no chemical materials - also know as organic food). Our organic biochemical agricultural application products can be used to grow Grade AA foods.

         Shaanxi Province, where we are located, is already the largest Green food producer in the PRC with a history of producing organic and Green products for export. In fact, according to PEOPLE'S DAILY ONLINE, Shaanxi Province produces approximately one-third of the world's condensed apple juice which is required to meet rigorous international standards.

MARKETING

         We sell our agricultural application products to both direct consumers and indirect consumers. Direct consumers are farmers and indirect consumers are retail dealers. Because retail dealers have their own sales network and customers, we believe that developing a retail dealer network provides the same sales that we could generate by developing our own customer base of farmers. Therefore, we are focused on developing our retail dealer network. During the fiscal year ended December 31, 2005, our agricultural application products sold through retail dealers comprised approximately 90% of total sales, or about 100 tons. The balance of our sales during 2005 was directly to farmers.

         In order to market our products, we have placed hundreds of advertisements in newspapers. These newspapers include national publications and we have also utilized a limited amount of television advertising. We also distribute brochures, company profiles and CDs to farmers.

         We spent approximately RMB 500,000 (approximately US $62,500) during the past two fiscal years on advertising and promotion. As part of that spending, we sponsored over 60 promotional programs including informational sessions, product demonstrations and sales meetings. We also did direct mailings and assisted retail dealers to promote our products to farmers upon the request of the retail dealers.

         We currently have 50 sales and marketing employees.

COMPETITION

         Our major competitors are the following companies:

COMPANY NAME                                              LOCATION WITHIN PRC
------------                                              -------------------
Weifang Xinde Bio-tech Co., Ltd.                          Shandong Province
Shaanxi Haide'er Bio-tech Co., Ltd.                       Shaanxi Province
Weifang Hengsheng Bio-tech Co., Ltd.                      Shandong Province
Zhejiang Lanhai Bio-engineering Co., Ltd.                 Zhejiang Province
Aiwo Beijing Agricultural Technology Co., Ltd.            Beijing City

         We have an advantage over our competitors in the production of what we believe are higher-quality products. Specifically, we believe our products contain a greater proportion of chitosan than those of our competitors. Our products contain 5% chitosan while our competitors' products have approximately 0.3% to 0.5% chitosan. Higher chitosan content translates into increased cost of production, and accordingly our products are priced approximately 10% to 15% higher than those of our competitors. However, our customers choose our products because their greater efficiency offsets the customers' greater cost, as evidenced by the Field Trial Reports. We offer free field trials to our potential customers for the purpose of comparing plantings that have applied our products to plantings that have not. We believe that potential customers are more inclined to purchase our products after seeing the comparison results. We have a marketing team comprised of 50 persons who demonstrate to our dealers and our direct customers the correct methods of using our products, and who help address issues that arise for our dealers and customers in using our products and collect feedback from them.

INTELLECTUAL PROPERTY

         We currently own the rights to one patent for "Zero-tillage Fertilizing Equipment" (PRC Patent Number: 330398), which is a type of seeding machine, the use of which prevents soil erosion. We do not currently use this patent or the Zero-tillage Fertilizing Equipment in our business. We have not yet determined whether and when this patent may be utilized in our business.

         We also own the rights to the registered trademark below which we use in our business and which appears on our product packaging:




XIN SHENG SHI JI LOGO

SEASONALITY

         Our business is seasonal. Generally, our sales peak at the beginning of a plant season when farmers buy the most organic biochemical agricultural application products, and generally stay high in the period from March though June. Our sales are the lowest in the period from December through January and are relatively stable for the rest of the year.

RESEARCH AND DEVELOPMENT ACTIVITIES

         Currently, we have a six member research and development team which is responsible for formulating our organic biochemical agricultural application products and researching new products. We have three new products under development. We spent approximately $1,893 in research activities in 2006.

EMPLOYEES

         We have approximately 120 employees.

RECENT DEVELOPMENTS

         On July 1, 2005, Xinsheng acquired a 13.95% equity interest in Shaanxi Tianwei Aerospace Technology Co., Ltd. ("Tianwei"), a PRC company, for RMB 6,000,000 (approximately $757,882) in cash. Tianwei sells aerospace products to military industry customers. We believe investing in Tianwei can generate high rewards based on our management evaluation on current business of Tianwei in China. This was a one time investment Xinsheng made prior to our decision to go public. Our primary business is the manufacture and sale of organic biochemical agricultural application products. We will use the profits, if any, from our investment in Tianwei for the development of our primary products.

         On June 17, 2006, Xinsheng entered into a Property and Rights Transfer Agreement with Shaanxi Tobacco. Pursuant to the Property Transfer Agreement, Xinsheng is to acquire Xi'an Zhongxing, a wholly-owned subsidiary of Shaanxi Tobacco, for RMB 2,100,000, or approximately US $262,500. Xinsheng paid 60% of the total purchase price in December, 2006. Later Xinsheng entered into an Equipment Transfer Agreement dated as of June 17, 2006 which superseded the previous Property Transfer Agreement. Under the new agreement, it will acquire six registered fertilizer products, five production permits of those six products, production facility and laboratory equipment for a total of RMB 1,260,000 (approximately US $161,595), which was equal to the amount we paid in full in December 2006 as we stated above.

         On October 31, 2006, we effected a 2.032-for-1 forward split of our common stock in order to prepare for this Offering.

                             DESCRIPTION OF PROPERTY

         Our subsidiary, Xinsheng, leases its office space (use area of 678.50 square meters, or approximately 7,303.3 square feet) at the Finance Plaza 9th Floor, Hi-tech Road No. 42, Hi-tech Industrial Development Zone in Xi'an, Shaan Xi Province, for an annual rent of RMB 366,390 (approximately US$ 46,165) from Shaanxi Heng Xing Property Management Co., Ltd. The term of the lease is three years from April 1, 2005 through March 31, 2008.

         Xinsheng leases its operating space (construction area of 246.8 square meters, or approximately 2,656.5 square feet) located at the Xi'an Vegetable Research Institute ("XVRI") for an annual rent of RMB 38,500 (approximately US$ 4,850). The term of the XVRI lease is three years from April 1, 2004 through March 31, 2007.

         China Agri leases office space at 11 East 86th Street, New York, New York 10028 from Michael Segal, one of our directors. Mr. Segal allows us to use the space rent free.

         Xinsheng does not own any land use rights.

         Xinsheng owns its manufacturing facility, valued at approximately RMB 414,670 (approximately US$ 52,248) and vehicles, valued at RMB 1,904,079 (approximately US$ 239,914).

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ WITH "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW
         China Agri-Business, Inc. ("China Agri") was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") at Xi'an city in the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC. WOFE, pursuant to the management entrustment agreement signed on April 18, 2006 by and between Xinsheng and WOFE ("Management Entrustment Agreement") and measures passed by the shareholders of our operating company, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"), directly manages and controls Xinsheng, in the same manner as if Xinsheng were our wholly owned subsidiary under PRC law (the "Contractual Arrangement"). Xinsheng was founded on April 22, 2002. In consideration of Xinsheng's entry into the Management Entrustment Agreement, we issued an aggregate of 5,389,221 shares of our common stock (i.e. 10,950,897 shares after a 2.032-for-1 forward split in October 2006, which is 89% of our total outstanding shares as of the date of prospectus) to the Xinsheng shareholders which was held by five individual trustees on behalf of the Xinsheng shareholders. The transaction is being accounted for financial reporting purposes as a "reverse merger", since Xinsheng shareholders owned a majority of China Agri's common stock immediately following the transaction. Xinsheng is deemed to be the acquirer in the reverse merger. Consequently, Xinsheng is the continuing entity for financial reporting purposes.

         We develop, manufacture and market two categories of organic biochemical agricultural application products:

     o Xinsheng Luyuan, a line of products whose primary function is to increase agricultural production.

     o Xinsheng Lufeng, a line of products whose primary function is bactericide.

         Within these two categories, we produce more than 50 different agricultural application products. We sell those products in 14 Provinces in the PRC.


RECENT DEVELOPMENTS AND TRENDS

         We introduced our first organic biochemical agricultural application products to the market under the brand "Xinsheng Luyuan" in October, 2004. During the fiscal year ended December 31, 2005, Xinsheng Luyuan's sales grew rapidly and we introduced our second product, Xinsheng Lufeng, which has a primary function as a bactericide. With an increased target market and the introduction of a proactive marketing campaign, we were able to generate over $650,000 sales in agricultural application products in 2005. In the fiscal year ended December 31, 2006, revenues from the sale of organic biochemical agricultural application products were $1,942,075. In the first quarter ended March 31, 2007, revenues from the sale of our agricultural application products amounted to $564,430.

         We have developed what we believe to be an aggressive, multi-prong strategy to expand our operations and establish us as one of the leaders in the PRC's growing organic agriculture industry by utilizing the following strategies:

FULL UTILIZATION OF INCREASED PRODUCTION CAPACITY

         In April 2006, we purchased two additional two-ton reactors and added 500 square meters to our production facility. Management anticipates that this will increase our monthly production capacity from 10 tons to 30 tons. We plan to fully utilize this increased production capacity to grow our business. In 2007 and 2008, we plan to spend approximately $438,863 on the purchase of new manufacturing and research facilities, including four reactors, one automatic package filling line, one color spectrometer and one nitrogen determination apparatus.

EXPANDING SALES AND MARKETING EFFORTS IN SHAANXI

         Our marketing efforts have been limited; however, we have created a targeted marketing campaign and dedicated sales efforts designed to significantly improve sales, and, in turn, revenue and net income. We give reduced sales prices for our retail dealers and their representatives if they achieve certain purchase levels on a sliding scale as follows

--------------------------------- ----------------------------------
Annual Revenue Achieved            Sales Price Reduced by
by a Retail Dealer (RMB)           (percentage of achieved revenue)
--------------------------------- ----------------------------------
10,000 - 49,999                   3%
--------------------------------- ----------------------------------
50,000 - 99,999                   4%
--------------------------------- ----------------------------------
100,000 - 199,999                 5%
--------------------------------- ----------------------------------
200,000 and above                 6%
--------------------------------- ----------------------------------


         We plan to implement promotional and advertising programs, with greater frequency and on a larger scale than our programs to date. The programs will focus on the effectiveness of our products as compared to those of our competitors' and will include informational sessions, product demonstrations, sales meetings, and newspaper and television advertising. We plan to spend RMB 1,040,000 (approximately US $134,576) on these programs in 2007. As of March 31, 2007, we spent RMB 46,000 (approximately US $6,000) on these marketing programs.

ENTERING NEW MARKETS

         With a growing production capability and a dedicated sales force, we plan to expand our sales efforts to more areas in Southern China, such as Hunan province, Hubei province, Anhui province and Jiangsu province. Those markets typically have a warmer climate, a longer growing season, and in turn, will generate higher demand for our products. We plan to establish 50 sales stations in 2007 at approximately RMB 150,000 (approximately US $ 19,410).

INTRODUCTION OF ADDITIONAL PRODUCTS

         Our research and development department is continuously working with our customers to determine additional areas of demand for our products. We have three products that are currently in the final stages of testing, which are designed to enhance the growth of flowers and herbs used in herbal medicines. The research and development cost is estimated to be a total of RMB 50,000 (approximately US $6,470). In March 2007, we started to market one of these new products. We anticipate that the other two products will be on the market in the second half of 2007.

ACQUISITION

         On June 17, 2006, Xinsheng entered into a Property and Rights Transfer Agreement with Shaanxi Tobacco. Pursuant to the Property Transfer Agreement, Xinsheng is to acquire Xi'an Zhongxing, a wholly-owned subsidiary of Shaanxi Tobacco, for RMB 2,100,000, or approximately US $262,500. Xinsheng paid 60% of the total purchase price in December, 2006. Later Xinsheng entered into an Equipment Transfer Agreement dated as of June 17, 2006 which superseded the previous Property Transfer Agreement. Under the new agreement, it will acquire six registered fertilizer products, five production permits of those six products, production facility and laboratory equipment for a total of RMB 1,260,000 (approximately US $161,595), which was equal to the amount we paid in full in December 2006 as we stated above.


DEVELOPMENT OF PRODUCTS FOR THIRD PARTIES

         Under an outsourcing arrangement with Chuanhua Phosphor Fertilizer Factor, we developed three organic biochemical agricultural application products for Chuanhua Phosphor Fertilizer Factor. We transferred the ownership interest of such products to Chuanhua Phosphor Fertilizer Factor, for which we received RMB 4,100,000, or approximately US$ 495,977, during the fiscal year ended December 31, 2005. We intend to continue to seek similar opportunities to provide research and development services to third-parties, or to sell products which we do not intend to manufacture.


LIQUIDITY AND CAPITAL RESOURCES AND RESULTS OF OPERATIONS AS OF MARCH 31, 2007 AND 2006 AND FOR THE THREE MONTHS THEN ENDED

LIQUIDITY AND CAPITAL RESOURCES AS OF MARCH 31, 2007 AND 2006

         As of March 31, 2007, cash and cash equivalents increased $535,141 to $4,320,676 from $3,785,535 at December 31, 2006. Cash provided by operating activities was in the amount of $204,159. Cash provided by investing activities was in the amount of $286,316, in which $296,773 was the collection of a loan receivable from Xin Sheng Red Forest Net Bar, offset partially by $10,457 used for equipment.

         As of March 31, 2006, cash and cash equivalents increased $589,854 to $1,806,603 from $1,216,749 at December 31, 2005. The cash provided by operating activities was in the amount of $578,617. Among the cash provided by the operating activities, the amount of $411,209 was due to a decrease of accounts receivable.


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

REVENUE

         The revenue for the quarter ended March 31, 2007 amounted to $564,430. The revenue increased 7.08% sequentially compared to the quarter ended December 31, 2006 and increased 20.32% compared to the same period of last year.

         The revenue for the quarter ended March 31, 2007 was all generated from our core business, organic biochemical agricultural application products. For the quarter ended March 31, 2006, about 55% of the revenue was generated from the core business, 45% of the revenue was from farm products. The revenue of core business for the quarter ended March 31, 2007 increased 113.80% compared to the same period of last year, which was largely contributed by the increased production capacity in 2007.

         Among the revenue from our core business for the quarter ended March 31, 2007, 89% of revenue was generated from our products under brand "Xinshen Luyuan", and 11% was from our products under brand "Xinsheng Lufeng".

COST OF GOODS SOLD

         Cost of goods sold for the fiscal quarter ended March 31, 2007 and 2006 were $179,656 and $176,503, respectively. Gross profit rates were 68.17% and 62.37% for the fiscal quarter ended March 31, 2007 and 2006, respectively. Among the cost of goods sold, 70% was raw material cost, 20% was packing material cost and 5% was labor cost.

SELLING AND MARKETING EXPENSES

         Selling and Marketing expenses amounted to $21,369 for the quarter ended March 31, 2007. The selling and marketing expenses increased by $11,412 compared to the quarter ended March 31, 2006. For the quarter ended March 31, 2007, payroll and related benefit of sales persons was $6,423, an increase of 73% compared to the quarter ended March 31, 2006.

GENERAL AND ADMINISTRATIVE

         General and administrative ("G&A") expenses amounted to $151,473 for the quarter ended March 31, 2007, an increase of 18% compared to the quarter ended March 31, 2006. The major cost in the G&A was legal and other professional costs which were related to the expense for taking the Company going public in the United States. For the quarter ended March 31, 2007, expenses related to becoming a public company amounted to $76,766 which was about 51% of total G&A expenses.

NON-CASH EXPENSES

         Depreciation of property and equipment for the fiscal quarter ended March 31, 2007 and 2006 were $10,108 and $6,142 respectively. Amortization of intangible assets for the quarter ended March 31, 2007 and 2006 were $359 and $346, respectively.


BANK INTEREST INCOME

         Interest income earned on cash balance was $1,037 for the quarter ended March 31, 2007 and $1,295 for the quarter ended March 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES AND RESULTS OF OPERATIONS AS OF DECEMBER 31, 2006 AND 2005 AND FOR THE YEARS THEN ENDED

LIQUIDITY AND CAPITAL RESOURCES

FISCAL YEAR ENDED DECEMBER 31, 2006

         Cash and cash equivalents increased $2,568,786 from $1,216,749 at December 31, 2005 to $3,785,535 at December 31, 2006. The increase was a result of a $403,572 decrease in accounts receivable, a $267,229 decrease in prepaid expenses, and a $19,514 increase in accounts payable and accrued liabilities. However, the increase in cash provided by operating activities was offset by $36,764 increase in inventory and $18,476 incurred in other receivables.

         For the fiscal year ended December 31, 2006, net cash provided by operating activities totaled $1,587,883. Net income for the fiscal year ended December 31, 2006 was $912,853. Cash provided by operating activities also includes non-cash charges for depreciation of property, plant and equipment of $38,225 and amortization of intangible assets of $1,730.

         Cash provided by investing activities was $726,793, resulting from the collection of an aggregate of $1,082,863 loan receivables, specifically, $604,850 from Guangda Investment, Inc., $120,970 from Bluesky Construction, Ltd., and $357,043 from Cherry Blossom Commerce Ltd., offset by the purchase of equipment of $118,212 purchase of license and registration of products in the amount of $78,874 and proceeds from disposal of fixed assets of $2,611.

         Cash provided by financing activities was $100,000, all from the sale of 10,000 Units (Each Unit consists of (i) one share of our common stock, (ii) one $1.50 Unit Warrant, and (iii) $2.00 Unit Warrants.) at $10.00 per Unit on May 31, 2006.

FISCAL YEAR ENDED DECEMBER 31, 2005

         Cash and cash equivalents decreased $703,311 from $1,920,060 at December 31, 2004 to $1,216,749 at December 31, 2005. The decrease was a result of a $200,829 decrease in advance to related parties and a $8,245 increase in accounts payable. However, the decrease in cash provided by operating activities was offset by $507,416 increase in accounts receivable, a $57,785 increase in prepaid expenses, and a $18,436 increase in inventory.

         For the fiscal year ended December 31, 2005, net cash provided by operating activities totaled $144,190. Net income for the fiscal year ended December 31, 2005 was $477,117. Cash provided by operating activities also includes non-cash charges for depreciation of property, plant and equipment of $40,396 and amortization of intangible assets of $1,240.

         Cash used in investing activities was $1,049,723 which resulted from a $295,580 non-interest bearing loan to Xin Sheng Red Forest Net Bar, $725,821 investment in Tianwei Technology Co., Ltd, $91,724 for purchasing of plant equipment, offset by cash received from disposal of equipment of $63,402.

         There was no financing activity for the fiscal year ended December 31, 2005.


FISCAL YEAR ENDED DECEMBER 31, 2006 AND 2005 COMPARATIVE OPERATING RESULTS

REVENUE

------------------------------------------------------------------------------------------------------
                             FISCAL YEAR ENDED DECEMBER 31, 2006   FISCAL YEAR ENDED DECEMBER 31, 2005
------------------------------------------------------------------------------------------------------
                                QUANTITY   AVERAGE                    QUANTITY   AVERAGE
 PRODUCT                         (TONS)   UNIT PRICE  REVENUES         (TONS)   UNIT PRICE   REVENUES
------------------------------------------------------------------------------------------------------
Agricultural Application
  Products                        291   $    6,679   $1,942,075           97   $    6,780   $  657,694
------------------------------------------------------------------------------------------------------
Farm Products                                        $  212,819                             $   76,277
------------------------------------------------------------------------------------------------------
Transfer of Technology                               $        0                             $  495,977
------------------------------------------------------------------------------------------------------
Total:                                               $2,154,894                             $1,229,948
------------------------------------------------------------------------------------------------------


         Revenues for the fiscal year ended December 31, 2006 and 2005 were $2,154,894 and $1,229,948, respectively, an increase of $924,946 or 75.2% in the fiscal year 2006 as compared to the fiscal year 2005. This includes the sales of organic biochemical agricultural application products of $1,942,075 and $658,569 respectively for the fiscal year ended December 31, 2006 and 2005. The increase in revenue for the fiscal year ended December 31, 2006 was mainly due to sales of 194 tons ($1,283,506) more agricultural application products in 2006 and the $137,417 increase in sales of farm products. Farm products include different kind of fruits, vegetables, eggs, dry fruits, and dry vegetables, etc. Therefore we do not have the data of its quantity and unit price except its revenue. Farm products are not the Company's core products. The Company only sold the farm products in Chinese New Year and National Day holidays. It determined to concentrate on their core products, organic biochemical agricultural application products, and will minimize the sales for farm products in the future. Please refer to the chart above for more information about revenue analysis for the period.


COST OF GOODS SOLD


------------------------------------------------------------------------------------------------------
                             FISCAL YEAR ENDED DECEMBER 31, 2006   FISCAL YEAR ENDED DECEMBER 31, 2005
------------------------------------------------------------------------------------------------------
                                QUANTITY   AVERAGE                    QUANTITY   AVERAGE
 PRODUCT                         (TONS)   UNIT PRICE    COSTS        (TONS)     UNIT PRICE     COSTS
------------------------------------------------------------------------------------------------------
Agricultural Application
  Products                      291       $  1,896    $551,249           97     $  2,427     $235,456
------------------------------------------------------------------------------------------------------
Farm products                                         $104,281                               $ 31,127
------------------------------------------------------------------------------------------------------
Transfer of technology                                $      0                               $      0
------------------------------------------------------------------------------------------------------
Total:                                                $655,530                               $266,583
------------------------------------------------------------------------------------------------------


         Cost of goods sold for the fiscal year ended December 31, 2006 and 2005 were $655,530 and $266,583, respectively, an increase of $388,947 or 146.0%, primarily due to the increased revenue. However, the unit cost per ton decreased in 2006 as compared to 2005, which was mainly due to the increased productivity and lower raw materials and labor costs in 2006. Please refer to the chart above for more information about cost of goods sold analysis for the period.

                                        2006          2005          Inc/(Dec)
                                        ----          ----          ---------
Selling and Marketing Expenses         $85,703       $34,391         $51,312

         Selling and Marketing expenses increased by $51,312 for the year ended December 31, 2006 compared with the year ended December 31, 2005 as a result of increased sales volume in 2006. Research and development expenses were $1,893 for the fiscal year ended December 31, 2006 and none for the fiscal year ended December 31, 2005. Marketing promotion expenses for the fiscal year ended December 31, 2006 and 2005 were $12,046 and $9,640, respectively. The increase in selling expenses was mainly due to increased salary expenses for the period.


                                         2006         2005          Inc/(Dec)
                                         ----         ----          ---------
Depreciation-tangible assets           $38,225       $40,396         $(2,171)

         Depreciation of property and equipment for the fiscal year ended December 31, 2006 and 2005 were $38,225 and $40,396 respectively.

                                        2006          2005          Inc/(Dec)
                                        ----          ----          ---------
Amortization-intangible assets         $1,730        $1,240           $490

         Amortization of intangible assets for the fiscal year ended December 31, 2006 and 2005 were $1,730 and $1,240, respectively and represents the amortization of patents over their 10-year life.

                                        2006          2005          Inc/(Dec)
                                        ----          ----          ---------
General and administrative             $467,136      $420,222        $46,914

         The increases in general and administrative expenses were mainly due to $19,185 increase in salary and benefit related expenses and $96,398 increase in other office and general administrative expenses such as office expenses, travel expenses, offset by $57,653 decrease in write-off in prepaid accounts and long term deferred asset account for reorganization related expenses (Under Chinese GAAP, we are allowed to capitalize such costs and amortize them over five years. However, under US GAAP, the costs are expensed in the same period they were incurred.) and $10,936 decrease in rental expense in fiscal year 2006 compared with fiscal year 2005.


                                         2006         2005          Inc/(Dec)
                                         ----         ----          ---------
Bank Interest Income                   $6,283        $10,001        $(3,718)

         Bank interest decreased by $3,718 for the fiscal year ended December 31, 2006 compared with the fiscal year ended December 31, 2005. Bank interest represents the bank interest earned during the two fiscal years.


SUMMARY OF CRITICAL ACCOUNTING POLICIES

         The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (or "GAAP"). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

            Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies. SEE ALSO NOTE 2 TO CONSOLIDATED FINANCIAL STATEMENTS, "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES".


(a)  Foreign Currency Translation

     The functional currency of China Agri and WOFE is the U.S. Dollar. The functional currency of Xinsheng is the RMB. The reporting currency of the Company is the U.S. Dollar. Xinsheng assets and liabilities are translated into U.S. Dollars at the period-end exchange rates (7.8175 RMB to $1.00 and 8.2665 RMB to $1.00 at December 31, 2006, and December 31, 2005,
     respectively). Xinsheng revenues and expenses are translated into U.S. dollars at average exchange rates for the period (7.98189 RMB to $1.00 and 8.20329 RMB to $1.00 for the fiscal year ended December 31, 2006 and for the fiscal year ended December 31, 2005). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders' equity.

(b)  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

(c)  Inventory

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

(d)  Property, Plant and Equipment, Net

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

(e)  Intangible and Other Long-Lived Assets, Net

     Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. The patent is being amortized over its expected useful economic life of 10 years.

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(f)  Revenue Recognition

     Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company performs ongoing credit evaluations of its customers' financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product.

     Freight and other transportation costs are included in cost of goods sold.

(g)  Stock-Based Compensation

     Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123(R) "Accounting for Stock-Based Compensation". No stock options have been granted and none are outstanding.

(h)  Income Taxes

     Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacting statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(i)  Earnings (Loss) Per Common Share

     Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

     Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.



FINANCIAL STATEMENTS

         Our financial statements described below and the report of our independent auditors thereon are set forth following the Index to Financial Statements on page F-1 of this Prospectus:

Report of independent registered public accounting firm
(by Moen and Company, LLP)                                                   F-1

Report of independent registered public accounting firm
(by Michael T. Studer CPA P.C.)                                              F-2

Consolidated balance sheets as of March 31, 2007
(unaudited), December 31, 2006 and 2005 (audited) and Pro Forma
(see Note 10 of the Financial Statement)                                     F-3

Consolidated statements of operations for
the three months ended March 31, 2007 and 2006 (unaudited)
and years ended December 31, 2006 and 2005 (audited)                         F-4

Consolidated statements of stockholders' equity for the
three months ended March 31, 2007 and for the years
ended December 31, 2006 and 2005                                             F-5

Consolidated statements of cash flows for the
three months ended March 31, 2007 and 2006 (unaudited)
and years ended 2006 and 2005                                                F-6

Notes to consolidated financial statements                            F-7 - F-18

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
China Agri-Business, Inc.
(formerly Shaanxi XinSheng Centennial Agricultural and Technology Co., Ltd.)

We have audited the accompanying consolidated balance sheets of China Agri-Business, Inc. (formerly Shaanxi XinSheng Centennial Agricultural and Technology Co., Ltd.) as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Agri-Business, Inc. (formerly Shaanxi XinSheng Centennial Agricultural and Technology Co., Ltd.) as of December 31, 2005, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.


                                                          "MOEN AND COMPANY LLP"

                                                                        "SIGNED"

Vancouver, British Columbia, Canada
April 18, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of China Agri-Business, Inc.

I have audited the accompanying consolidated balance sheet of China Agri-Business, Inc.
and subsidiaries (the "Company") as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit. The consolidated financial statements of China Agri-Business, Inc. as of December 31, 2005 were audited by other auditors whose report dated April 18, 2006 expressed an unqualified opinion on those statements.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Agri-Business, Inc. and subsidiaries as of December 31, 2006 and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


                                            /s/ Michael T. Studer, CPA, P.C.
                                            --------------------------------
                                            Michael T. Studer, CPA, P.C.

Freeport, New York
June 7, 2007




                                                CHINA AGRI-BUSINESS, INC.
                                               CONSOLIDATED BALANCE SHEETS

                                                         March 31,   December 31, December 31,   March 31,  December 31,
                                                           2007         2006         2005          2007        2006
                                                         ----------  -----------  ------------  ----------  ------------
                                                        (Unaudited)   (Audited)    (Audited)    (Pro Forma- (Pro Forma-
                                                                                                see Note 9)  see Note 9)

                                                         ASSETS

CURRENT ASSETS
    Cash and cash equivalents                            $4,320,676   $3,785,535   $1,216,749   $4,320,676   $3,785,535
    Accounts receivable, net of allowance for doubtful
       accounts of $2,691, $2,665, $5,125,
       $2,691, and $2,665, respectively                     123,734      103,844      507,416      123,734      103,844
    Inventory                                               102,586       92,253       55,489      102,586       92,253
    Other receivables                                        13,740       18,476         --         13,740       18,476
    Loans receivable                                          4,674      301,447    1,088,730        4,674      301,447
    Prepaid expenses                                          1,684       22,137      289,366        1,684       22,137
------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                      4,567,094    4,323,692    3,157,750    4,567,094    4,323,692
LOANS RECEIVABLE                                               --           --        295,580         --           --
PROPERTY, PLANT AND EQUIPMENT, NET                          297,958      296,344      224,398      297,958      296,344
INVESTMENT IN TIENWE TECHNOLOGY                             777,000      769,477      725,821      777,000      769,477
INTANGIBLE ASSETS, NET                                       86,491       86,014        8,995       86,491       86,014
------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                             $5,728,543   $5,475,527   $4,412,544    5,728,543   $5,475,527
========================================================================================================================

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued liabilities             $   47,500   $   51,276   $   31,762   $   47,500   $   51,276
------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                    47,500       51,276       31,762       47,500       51,276
------------------------------------------------------------------------------------------------------------------------


    Redeemable series A preferred stock, par value
       $.001 per share; authorized 100,000 shares;
       issued and outstanding 10,000, 10,000, 0, 0,
       and 0 shares, respectively                           100,000      100,000         --           --           --
------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

    Undesignated preferred stock, par value
       $.001 per share; authorized 4,900,000
       shares; none issued                                     --           --           --           --           --
    Common stock par value $.001 per share;
       authorized 100,000,000 shares; issued
       and outstanding 12,278,774, 12,278,774,
       10,950,897, 12,578,774, and 12,578,774
       shares, respectively                                  12,279       12,279       10,951       12,579       12,579
    Additional paid-in capital                            3,629,709    3,629,709    3,631,037    3,929,409    3,929,409
    Retained earnings                                     1,652,493    1,449,991      537,138    1,452,493    1,249,991
    Accumulated other comprehensive income                  286,562      232,272      201,656      286,562      232,272
------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                5,581,043    5,324,251    4,380,782    5,681,043    5,424,251
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $5,728,543   $5,475,527   $4,412,544   $5,728,543   $5,475,527
========================================================================================================================

The accompanying notes are an integral part of these financial statements.

                                          CHINA AGRI -BUSINESS, INC.
                                      Consolidated Statements of Operations




                                                               Three Months Ended              Year Ended
                                                                    March 31,                 December 31,
                                                           --------------------------  -------------------------
                                                              2007           2006          2006          2005
                                                           ----------     -----------  -----------   -----------
                                                           (Unaudited)    (Unaudited)    (Audited)     (Audited)


Revenue:
    Sales of products                                      $   564,430   $   469,104   $ 2,154,894   $   733,971
    Sale of technology                                            --            --            --         495,977
----------------------------------------------------------------------------------------------------------------
    Total revenues                                             564,430       469,104     2,154,894     1,229,948
----------------------------------------------------------------------------------------------------------------

Operating costs and expenses:
    Cost of goods sold                                         179,656       176,503       655,530       266,583
    Selling and marketing                                       21,369         9,957        85,703        34,391
    General and administrative                                 151,473       128,866       467,136       420,222
    Depreciation of property, plant and equipment               10,108         6,142        38,225        40,396
    Amortization of intangible assets                              359           346         1,730         1,240
----------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                             362,965       321,814     1,248,324       762,832
----------------------------------------------------------------------------------------------------------------

Income from operations                                         201,465       147,290       906,570       467,116

Interest income                                                  1,037         1,295         6,283        10,001
----------------------------------------------------------------------------------------------------------------

Income before income taxes                                     202,502       148,585       912,853       477,117

Income taxes                                                      --            --            --            --
----------------------------------------------------------------------------------------------------------------
Net income                                                 $   202,502   $   148,585   $   912,853   $   477,117
================================================================================================================



Earnings per common share:

    Basic                                                  $      0.02   $      0.01   $      0.08   $      0.04
----------------------------------------------------------------------------------------------------------------
    Diluted                                                $      0.02   $      0.01   $      0.08   $      0.04
----------------------------------------------------------------------------------------------------------------

Weighted average number of common
  shares used to compute earnings
  per common share:

    Basic                                                   12,278,774    10,950,897    11,874,954    10,950,897
----------------------------------------------------------------------------------------------------------------
    Diluted                                                 12,578,774    10,950,897    12,051,667    10,950,897
----------------------------------------------------------------------------------------------------------------

Pro forma earnings per common share -
  basic and diluted (see Note 9)                           $      0.00                   $   0.06
======================================================================                   ========


The accompanying notes are an integral part of these financial statements.




                                       CHINA AGRI -BUSINESS, INC.
                            Consolidated Statements of Stockholders' Equity

-------------------------------------------------------------------------------------------------------

                                                                                Accumulated
                                  Common Stock         Additional    Retained      Other
                            ----------------------       Paid-in     Earnings  Comprehensive
                            Shares          Amount       Capital     (Deficit)     Income      Total
                            ------          ------       -------     ---------     ------      -----
Balance,
December 31, 2004          10,950,897    $  10,951    $3,631,037  $    60,021  $      (786)  $3,701,223
Net income for
  the year ended
  December 31, 2005              --           --           --         477,117         --        477,117
Foreign currency
  translation adjustment         --           --           --            --        202,442      202,442
-------------------------------------------------------------------------------------------------------
Balance,
  December 31, 2005        10,950,897       10,951    3,631,037       537,138      201,656    4,380,782
Reverse acquisition
  of Xinsheng
  effective
  April 22, 2006            1,327,877        1,328       (1,328)         --           --           --
Net income for
  the year ended
  December 31, 2006              --           --           --         912,853         --        912,853
Foreign currency
  translation adjustment         --           --           --            --         30,616       30,616
-------------------------------------------------------------------------------------------------------
Balance,
  December 31, 2006        12,278,774       12,279    3,629,709     1,449,991      232,272    5,324,251
Unaudited:
Net income for the
  three months ended
  March 31, 2007                 --           --           --         202,502         --        202,502
Foreign currency
  translation adjustment         --           --           --            --         54,290       54,290
-------------------------------------------------------------------------------------------------------
Balance,
  March 31, 2007           12,278,774    $  12,279   $3,629,709   $1,652,493   $  286,562    $5,581,043
=======================================================================================================




The accompanying notes are an integral part of these financial statements.


                                           CHINA AGRI-BUSINESS, INC.
                                     Consolidated Statements of Cash Flows


                                                          Three Months Ended                Year Ended
                                                              March 31,                    December 31,
                                                       --------------------------    --------------------------
                                                            2007         2006           2006           2005
                                                       ------------   -----------    -----------    -----------
                                                        (Unaudited)   (Unaudited)     (Audited)      (Audited)

OPERATING ACTIVITIES
     Net income                                        $   202,502    $   148,585    $   912,853    $   477,117
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Depreciation of property, plant and equipment        10,108          6,142         38,225         40,396
       Amortization of intangible assets                       359            346          1,730          1,240
     Changes in operating assets and liabilities:
       Accounts receivable, net                            (19,890)       411,209        403,572       (507,416)
       Other receivable                                      4,736           --          (18,476)          --
       Advances to related parties                            --             --             --          200,829
       Inventory                                           (10,333)        (3,475)       (36,764)       (18,436)
       Prepaid expenses                                     20,453         28,434        267,229        (57,785)
       Accounts payable and accrued liabilities             (3,776)       (12,624)        19,514          8,245
---------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                  204,159        578,617      1,587,883        144,190
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Loans receivable additions                                --             --             --         (295,580)
    Loans receivable collections                           296,773           --        1,082,863           --
    Property, plant and equipment additions                (10,457)        (2,454)      (118,212)       (91,724)
    Property, plant and equipment disposals                   --             --            2,611         63,402
    Investment in Tianwei Technology                          --             --             --         (725,821)
    Intangible assets additions                               --             --          (78,874)          --
---------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                                     286,316         (2,454)       888,388     (1,049,723)
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
    Sale of 10,000 units at $10.00 per unit                   --             --          100,000           --
---------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                      44,666         13,691         (7,485)       202,222
---------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                     535,141        589,854      2,568,786       (703,311)
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                    3,785,535      1,216,749      1,216,749      1,920,060
---------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                        $ 4,320,676    $ 1,806,603    $ 3,785,535    $ 1,216,749
===============================================================================================================


The accompanying notes are an integral part of these financial statements.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

China Agri-Business, Inc. ("China Agri") was incorporated in the State of Maryland on December 7, 2005. On October 31, 2006, China Agri effectuated a
2.032 to 1 forward stock split. All share and per share amounts have been retroactively adjusted to reflect the stock split.

On March 16, 2006, China Agri executed a Corporate Finance Advisory Services Agreement (the "China Agri Advisory Agreement") with Friedland Corporate Investor Services LLC ("Friedland"). The China Agri Advisory Agreement provided that Friedland will assist China Agri in forming a Wholly-Owned Foreign Enterprise ("MEIXIN") under the laws of the People's Republic of China (the "PRC"), in acquiring control of a PRC business enterprise, and in becoming publicly traded in the United States. As consideration for these services, China Agri issued 1,327,877 shares of China Agri common stock to 7 Friedland designees (including 10,000 shares to the then sole director of China Agri) and is obligated to pay Friedland 750,000 PRC Renminbi ("RMB") (or $97,125 translated at the March 31, 2007 exchange rate) upon the establishment of a trading market in the United States for China Agri's shares of common stock.

On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("Meixin"). Meixin is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of PRC. Pursuant to measures passed by the stockholders of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. ("Xinsheng"), a corporation formed under the laws of the PRC on April 22, 2002, on April 10, 2006, a Management Entrustment Agreement dated April 18, 2006 between Meixin and Xinsheng, and a Stock Purchase Agreement dated April 22, 2006 between China Agri and Xinsheng (collectively, the "Transaction"), Meixin acquired management control of Xinsheng, in the same manner as if it were a wholly owned subsidiary under PRC law, and China Agri issued 10,950,897 shares of China Agri common stock, representing approximately 89% of the 12,278,774 shares of China Agri common stock outstanding after the Transaction, to a trustee of a trust for the benefit of the Xinsheng stockholders. The Transaction is being accounted for as a "reverse merger", since the stockholders of Xinsheng owned a majority of China Agri's common stock immediately following the Transaction. Xinsheng is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Transaction are those of Xinsheng and are recorded at the historical cost basis of Xinsheng, and the consolidated financial statements after completion of the Transaction include the assets and liabilities of China Agri, Meixin, and Xinsheng (collectively, the "Company"), historical operations of Xinsheng, and operations of China Agri and Meixin from the date of the Transaction.

Xinsheng's primary activities are the manufacture, marketing and sale of organic and environmentally friendly "Green" agricultural enhancement products in China.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

(b)  Principles of Consolidation

      The consolidated financial statements include the financial statements of China Agri, Meixin, and Xinsheng. All intercompany balances and transactions have been eliminated in consolidation.

(c)  Interim Financial Information

     The consolidated interim financial statements included herein as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the information contained herein.

(d)  Use of Estimates

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(e)  Fair Value of Financial Instruments

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, net, loans receivable, and accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments.

(f)  Foreign Currency Translation

      The functional currency of China Agri is the United States dollar. The functional currency of Meixin and Xinsheng is the RMB. The reporting currency of the Company is the United States dollar.

      Meixin and Xinsheng assets and liabilities are translated into United States dollars at period-end exchange rates ($0.12950, $0.12825, and $0.12396 at March 31, 2007, December 31, 2006 and 2005, respectively). Meixin and Xinsheng revenues and expenses are translated into United States dollars at weighted average exchange rates for the period ($0.12880,

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     $0.12420, $0.12557, and $0.12396 for three months ended March 31, 2007 and
     2006 and for the years ended December 31, 2006 and 2005, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders' equity.

(g)  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

(h)  Inventory

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

(i)   Property, Plant and Equipment, Net

      Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

(j) Intangible and Other Long-Lived Assets, Net

     Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. The intangible assets are being amortized over their expected useful economic lives ranging from 5 to 10 years.

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(k)  Revenue Recognition

     Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company performs ongoing credit evaluations of its customers' financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product.

     Freight and other transportation costs are included in cost of goods sold.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(l)  Stock-Based Compensation

     Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123(R) "Accounting for Stock-Based Compensation". No stock options have been granted and none are outstanding.

(m)  Advertising

     Advertising costs are expensed as incurred. For the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006 and 2005, advertising expenses were $4,587, $1,039, $18,008, and
     $7,733, respectively.

(n)  Income Taxes

     Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacting statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

 (o)  Earnings (Loss) Per Common Share

     Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

     Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

     Reconciliations of the weighted average number of common shares used to compute basic and diluted earnings per share follow:

                                                       Three Months
                                                          Ended      Year Ended
                                                         March 31,  December 31,
                                                           2007        2006
                                                       -------------------------
                                                        (Unaudited)   (Audited)
Weighted average number of common shares
       outstanding (used to compute basic EPS)           12,278,744   11,875,954

Assumed conversion of redeemable
        Series A preferred stock                            300,000      175,713
                                                         ----------   ----------

Weighted average number of common shares
        and diluted common stock equivalents
        outstanding (used to compute diluted EPS)        12,578,774   12,051,667
                                                         ==========   ==========

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(p) Recently Issued Accounting Pronouncements

     Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company's financial position and results of operations from adoption of these standards is not expected to be material.

(q)  Reclassifications

      Certain prior period amounts have been reclassified to conform to the current period presentation.


NOTE 3 - REVERSE ACQUISITION OF XINSHENG

As discussed in Note 1, China Agri, through its wholly owned subsidiary Meixin, acquired management control of Xinsheng on April 18, 2006 in exchange for 10,950,897 shares of China Agri common stock.

At April 18, 2006 (date of acquisition), China Agri and Meixin had $0 identifiable net assets.



NOTE 4 - INVENTORY

Inventory consists of:

                                        March 31,             December 31,
                                        ---------       ------------------------
                                           2007           2006            2005
                                        --------        --------        --------
                                       (Unaudited)
Raw materials                           $ 63,848        $ 36,718        $ 43,604
Work in progress                           3,688           3,650           4,666
Finished goods                            31,703          48,573             334
Other                                      3,347           3,312           6,885
                                        --------        --------        --------


Total inventory                         $102,586        $ 92,253        $ 55,489
                                        ========        ========        ========

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE

Loans receivable consist of:


                                                        March 31,              December 31,
                                                       -----------    ---------------------------
                                                          2007           2006              2005
                                                          ----           ----              ----
                                                       (Unaudited)

Loan receivable - Guang Da Investments,
   non-interest bearing, due October 04, 2006          $     --        $     --        $  604,850
Loan receivable - Blue Sky Construction Ltd.,
   non-interest bearing, due October 05, 2006                --              --           241,940
Loan receivable - Cherry Blossom Commerce
   Ltd., non-interest bearing, due December 09, 2006         --              --           241,940
Loan receivable - Xin Sheng Red Forest
   Net Bar, non-interest bearing, due March 31, 2007        4,674         301,447         295,580
                                                       ----------      ----------      ----------

Total                                                       4,674         301,447       1,384,310

Less current portion of loans receivable                    4,674         301,447       1,088,730
                                                       ----------      ----------      ----------

Noncurrent portion of loans receivable                 $     --        $     --        $  295,580
                                                       ==========      ==========      ==========



NOTE 6 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:


                                          March 31,            December 31,
                                         ---------      -------------------------
                                            2007           2006           2005
                                         ---------      ---------       ---------
                                        (Unaudited)
Building                                $  17,405       $  17,237       $    --
Transportation equipment                  256,073         244,480         228,036
Manufacturing equipment and machinery     120,392         118,759          34,703
Office and computer equipment              17,253          16,322          11,150
                                        ---------       ---------       ---------

Total                                     411,123         396,798         273,889

Less accumulated depreciation            (113,165)       (100,506)        (66,151)
Construction in progress                     --                52          16,660
                                        ---------       ---------       ---------

Property, plant and equipment, net      $ 297,958       $ 296,344       $ 224,398
                                        =========       =========       =========

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - INVESTMENT IN TIENWE TECHNOLOGY INC.

On July 29, 2005, Xinsheng acquired a 13.95% equity interest in Tianwei Technology Inc. ("Tianwei"), a PRC company, for 6,000,000 RMB ($777,000 translated at the March 31, 2007 exchange rate) cash. The investment is carried at cost. Tianwei shares are not quoted or traded on any securities exchange or in any recognized over-the-counter market; accordingly, it is not practicable to estimate the fair value of the investment. Tianwei sells aerospace products to military industry customers.


NOTE 8 - INTANGIBLE ASSETS, NET

Intangible assets, net consists of:


                                  March 31,              December 31,
                                  -------         -----------------------
                                    2007            2006            2005
                                  -------         -------         -------

                                (Unaudited)
Product rights                    $79,642         $78,874         $   --
Patent                             12,950          12,825          12,396
Trademark                           1,469           1,212           1,144
                                  -------         -------         -------

Total                              94,061          92,911          13,540

Less accumulated amortization       7,570           6,897           4,545
                                  -------         -------         -------

Intangible assets, net            $86,491         $86,014         $ 8,995
                                  =======         =======         =======


The product rights were acquired by Xinsheng in December 2006 from an unrelated third party and relate to six registered fertilizer products.

The patent was acquired by Xinsheng in 2002 from three parties (one of the parties was an officer, director and significant stockholder of the Company at the time of the exchange) in exchange for a total of 16.67% of the issued and outstanding shares of Xinsheng common stock. The patent (and contributed capital) at the date of the exchange on April 22, 2002 has been reflected at the transferors' cost. The patent is for Zero-tillage Fertilizing Equipment (PRC Patent Number 330398), which is a type of seeding machine, the use of which reduces soil erosion.

Estimated amortization expense for each of the Company's five succeeding fiscal years ending December 31, 2007, 2008, 2009, 2010 and 2011 is $13,388, $17,370,
$17,370, $17,370, and $17,370, respectively.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - REDEEMABLE SERIES A PREFERRED STOCK

On May 31, 2006, China Agri sold 10,000 Units of securities to an investor at a price of $10.00 per Unit, or $100,000 total. Each Unit is comprised of one share of Series A preferred stock and one warrant to purchase one share of Common Stock at $1.50 per share exercisable through May 31, 2009. Each share of Series A preferred stock is not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A preferred stock shall be necessary to permit the authorization or issuance or any increase in the authorized or issued amount of any class or series of capital stock ranking equal to or senior to the Series A preferred stock.

The Series A preferred stock (the "Series A Stock") is not entitled to any dividends. In the event of a voluntary or involuntary liquidation of the Company, the holders of Series A Stock shall be entitled to be paid out of the assets of the Company available for distribution an amount in cash equal to $10.00 per share before any payment is made to the holders of Common Stock or other capital stock of the Company, the terms of which do not specifically provide that such securities rank senior to or on a parity with the Series A Stock as to rights on liquidation. The holders of Series A Stock shall not be entitled to receive liquidation payments until liquidation payments are made in full to the holders of capital stock ranking senior to the Series A Stock as to rights on liquidation. The holders of Series A Stock shall share ratably in liquidation payments with the holders of shares of the Company's capital stock ranking on a parity with the Series A Stock as to rights on liquidation which are made if the assets of the Company are insufficient for the Company to make the full amount of the liquidation payments.

Each share of Series A Stock shall automatically be converted into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in a Public Offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"). The number of shares of Common Stock issuable upon one share of Series A Stock in such event shall be the quotient obtained by dividing $10 by the conversion price. Thus, upon consummation of the sale of Common Stock for $1.00 per share pursuant to the planned public offering (see note 10), each outstanding share of Series A Stock shall automatically convert into 30 shares of Common Stock (300,000 shares of Common Stock total).

If the Company does not consummate an initial public offering pursuant to a registration statement under the Act by November 30, 2007, then each holder of Series A Stock shall have the right to require the Company to redeem all or any portion of such holder's Series A Stock at a price of $10 per share ($100,000 total). Since the act of having the registration statement declared effective by the SEC is outside the control of the Company, the Company has classified the Redeemable Series A Preferred Stock as temporary equity separate and apart from stockholders' equity at its fair value at date of issue. However, the Company presently expects that the Series A Preferred Stock will not become redeemable as it expects its planned public offering will be completed by November 30, 2007.

Upon completion of the Company's planned public offering and automatic conversion of the Redeemable Series A Preferred Stock into common stock, if they occur, the Company will record as a dividend and as an increase in additional paid-in capital, the intrinsic value of the beneficial conversion feature (the "BCF"). The intrinsic value of the BCF will be the difference between the fair value of the common stock received upon conversion and the $100,000 proceeds received.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assuming completion of the planned public offering at $1.00 per share and the automatic conversion of the redeemable Series A Preferred Stock into common stock, pro forma total stockholders' equity would be $5,681,043 and $5,424,251 at March 31, 2007 and December 31, 2006, respectively. Pro forma basic and diluted earnings (loss) per common share (unaudited) would be:


                                                Three Months Ended   Year Ended
                                                    March 31,       December 31,
                                                       2007            2006
                                                   -------------   -------------
                                                    (Unaudited)     (Unaudited)
Net Income (loss) - as reported                    $    202,502    $    912,853
Dividend on Series A Preferred Stock
       equivalent to the BCF                           (200,000)       (200,000)
                                                                   ------------
Net Income applicable to holders of
       common stock - pro forma                    $      2,502    $    712,853
                                                                   ------------
Weighted average number of common
       shares outstanding - as reported              12,278,774      11,874,954
Number of common shares to be issued upon
       conversion of Series A Preferred Stock           300,000         300,000
                                                   ------------    ------------
Weighted average number of common
       shares outstanding -  pro forma               12,578,774      12,174,954
                                                   ------------    ------------

Earnings (loss) per common share - pro forma       $       0.00    $       0.06
                                                   ============    ============


NOTE 10 - PLANNED PUBLIC OFFERING

China Agri has entered into an Underwriting Agreement with Spencer Edwards, Inc. (the "Underwriter"), a NASD-registered broker-dealer, in connection with a planned public offering (the "Public Offering") of up to 1,000,000 Units of China Agri securities at $1.00 per Unit, or $1,000,000 total. Each Unit will consist of one share of Common Stock, one warrant to purchase one share of Common Stock at $1.50 per share exercisable for three years from the date of issuance, and one warrant to purchase one share of Common Stock at $2.00 per share exercisable for three years from the date of issuance only if the $1.50 Unit Warrant was exercised. The Underwriter has made no commitment to purchase (or take down) all or any part of the Units, but has agreed to use its best efforts on an "all or none" basis to sell 300,000 Units within a period of 90 days (which may be extended for up to an additional 60 days upon the mutual consent of China Agri and the Underwriter) following the effective date of the related Form SB-2 registration statement to be filed with the Securities and Exchange Commission (the "SEC"). Until 300,000 Units have been sold, all funds received by the Underwriter from subscribers will be placed in an escrow account. In the event that 300,000 Units are not sold within the 90 day period (150 day period, if extended), the funds deposited with the escrow agent will be returned in full to subscribers.

                           CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Under the Underwriting Agreement, China Agri will pay an 8% commission and a 3% non-accountable expense allowance to the Underwriter for all Units sold. Additionally, China Agri will issue the Underwriter a number of Units equal to 10% of the number of Units sold in the Public Offering.


Net proceeds to China Agri from the $300,000 minimum offering and the $1,000,000 maximum offering, after deducting offering costs of $141,936 and $218,936, respectively, are $158,064 and $781,064, respectively.


NOTE 11 - RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Xinsheng only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as a reserve fund. As a result of these PRC laws and regulations Xinsheng is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to $217,846 (unaudited), $222,495, and $111,865 at March 31, 2007, December 31, 2006 and 2005, respectively.


NOTE 12 - INCOME TAXES

Xinsheng is subject to a PRC 33% standard enterprise income tax. However, due to its agricultural industry status, the National Tax Bureau in Xi'an High-Tech Development Zone granted Xinsheng two annual exemptions from this tax. The first exemption was granted for the year ended August 31, 2006 and the second exemption was granted for the year ended August 31, 2007. Xinsheng expects to apply for another annual income tax exemption in August 2007.

At March 31, 2007, the Company had an unrecognized deferred United States income tax liability relating to undistributed earnings of Xinsheng. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of March 31, 2007, December 31, 2006 and 2005.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to income (loss) before income taxes. Reconciliations follow:

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                                            Three Months Ended           Year Ended
                                                                 March 31,               December 31,
                                                          ----------------------   -----------------------
                                                              2007      2006         2006         2005
                                                           ---------  ---------    ---------    ---------
                                                          (Unaudited) (Unaudited)

Expected tax at 35%                                       $  70,876    $  52,005    $ 319,499    $ 166,991
Effect of PRC income tax
   exemption granted to Xinsheng                            (66,826)     (49,033)    (301,241)    (157,449)
Permanent difference relating to Xingsheng's earnings
   to be permanently invested in operations outside the
   United States                                             (4,050)      (2,972)     (18,258)      (9,542)
                                                          ---------    ---------    ---------    ---------

Actual provision for income taxes                         $    --      $    --      $    --      $    --
                                                          =========    =========    =========    =========


NOTE 13 - SEGMENT INFORMATION

The Company operates in one industry segment - the manufacturing and sale of agricultural enhancement products. Substantially all of the Company's identifiable assets at March 31, 2007, December 31, 2006 and 2005 were located in the PRC. Net sales for the periods presented were all derived from PRC customers.


NOTE 14 - COMMITMENTS AND CONTINGENCIES

Corporate Finance Advisory Services Agreements

On September 3, 2005, Xinsheng executed a Corporate Finance Advisory Services Agreement (the "Xinsheng Advisory Agreement") with Friedland. The agreement provided that Friedland would provide certain corporate finance advisory services to Xinsheng designed to result in Xinsheng's shares (or a successor entity's shares) becoming publicly-traded in the United States. As consideration for these services, Xinsheng paid Friedland 1,150,000 RMB (400,000 RMB in September 2005, 300,000 RMB in December 2005, 450,000 RMB in March 2007) and is obligated to pay Friedland up to an additional 500,000 RMB ($64,750 translated at the March 31, 2007 exchange rate) within five working days of the registration statement being declared effective by the SEC.

On March 16, 2006, as described in Note 1, China Agri also executed a Corporate Finance Advisory Services Agreement (the "China Agri Advisory Agreement") with Friedland. Under this agreement, China Agri is obligated to pay Friedland 750,000 RMB ($97,125 translated at the March 31, 2007 exchange rate) upon the establishment of a trading market in the United States for China Agri's shares of common stock.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Lease Agreements

Xinsheng leases its office space (approximately 7300 square feet) at an annual rent of 366,390 RMB ($47,448 translated at the March 31, 2007 exchange rate) under a lease with a three year term expiring March 31, 2008.

Xinsheng leases its operating space (approximately 2600 square feet) at an annual rent of 38,500 RMB ($4,986 translated at the March 31, 2007 exchange rate) under a lease expiring March 31, 2010.

China Agri utilizes office space provided by one of its directors at no cost.

For the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006 and 2005, rental expenses for all operating leases amounted to $17,007, $15,138, $60,672, and $51,143, respectively.

At March 31, 2007 (unaudited), future minimum rental commitments under all non-cancelable operating leases are:


Year ending December 31,
------------------------

2007                                                   $   39,326
2008                                                       16,848
2009                                                        4,986
2010                                                        1,247
                                                       ----------

Total                                                  $   62,407
                                                       ==========


PRC Risks

Substantially all of the Company's business operations are conducted in the PRC and governed by PRC laws and regulations. Meixin and Xinsheng are generally subject to laws and regulations applicable to foreign investments and foreign-owned enterprises. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company receives substantially all of its revenues in RMB, which is currently not a freely convertible currency. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

            The following table sets forth, as of June 25, 2007 certain information with respect to the beneficial ownership of our equity securities, by (i) any person or group owning more than 5% of any class of our voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties after a 2.032-for-1 forward split of our common stock which was approved by our board of directors and stockholders on October 31, 2006.

            As of June 25, 2007, we had outstanding 12,278,774 shares of common stock and 10,000 shares of Series A convertible preferred stock. Except as otherwise stated, the address of the directors and executive officers listed in the table is:

                  c/o CHINA AGRI-BUSINESS, INC.
                  Finance Plaza 9th Floor
                  Hi-tech Road No. 42
                  Hi-tech Industrial Development Zone
                  Xi'an, Shaanxi, CHINA 710068


     Name and                               Nature of           Amount and
    Address of               Title of       Beneficial          Percent of
 Beneficial Owner             Class        Ownership (1)           Class
 ----------------             -----        ---------               -----

Michael Segal                Common             63,074              0.5%
Director

Liping Deng                  Common          1,851,148             15.1%
Director, President and CEO

Liming Deng                  Common                  0              0.0%
Director

Xiaolong Zhou                Common                  0              0.0%
Chief Financial Officer

Total for Directors and
Officers as a Group                          1,914,222             15.6%
                            -------------------------------------------

Trustees for Xinsheng
Shareholders (2)             Common          9,099,749             74.1%

Footnotes:

(1) Reflects the ownership of our equity securities by the foregoing parties after a 2.032-for-1 forward split of our common stock, which was approved by our Board of Directors and stockholders on October 31, 2006.

(2) The trustees for the trust holding these shares are: Zhihong Yang, Xiaoying Lin, Dongdong Ding, Fei Zhao and Junsheng Meng. The trustees are individuals and are not affiliated with any bank or trust company.

                   DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following are our officers and directors as of the date of this Prospectus. Some of our officers and directors are residents of the PRC and, therefore, it may be difficult for investors to effect service of process within the U.S. upon them or to enforce judgments against them obtained from the U.S. courts.

DIRECTORS AND EXECUTIVE OFFICERS OF CHINA AGRI:


NAME                                   POSITION                             AGE
----                                   --------                             ---
Liping Deng                            Director, Chief Executive
                                       Officer and President                35
Limin Deng                             Chairman of Board of
                                       Directors                            44
Xiaolong Zhou                          Chief Financial Officer              55
Jianhua Wang                           Secretary                            53
Michael Segal                          Director                             65

DIRECTORS AND EXECUTIVE OFFICERS OF WOFE:

NAME                                   POSITION                            AGE
----                                   --------                            ---
Liping Deng                            Chairman of Board of Directors      35
Limin Deng                             Vice-Chairman of Board of
                                       Directors                           44
Baosheng Sun                           Director                            46

DIRECTORS AND EXECUTIVE OFFICERS OF XINSHENG:

NAME                                   POSITION                             AGE
----                                   --------                             ---
Liping Deng                            Director, and President              35
Limin Deng                             Chairman of Board of Directors       44
Yuqin Mao                              Director and Chief Financial
                                       Officer                              58
Jianhua Wang                           Director and Administrative
                                       Department Head                      53
Xiucheng Wang                          Director and Vice President          57
Ruixin Zhang                           Director and Vice President          48

         Mr. Liping Deng was appointed as our Director, President and Chief Executive Officer on June 26, 2006. He has been a Director and President of Xinsheng since 2002 and Chairman of Board of Directors of WOFE since March 2006. Prior to joining us, Mr. Deng served as a senior manager at Xianyang Tong Lida Electronic Communication Co., Ltd. from 1996 to 1998. Prior to that, Mr. Deng served as President of the Worker's Union in Xianyang Pottery Factory from 1991 to 1995. Mr.Deng obtained a technical secondary school degree from Xi'an Construction Company Pottery Technology School. Mr. Liping Deng is the brother of Mr. Limin Deng.

         Mr. Limin Deng was appointed as our Director on June 26, 2006. He founded Xinsheng in 2002 and served as Chairman of Xinsheng since that time. Mr. Deng is the Vice Chairman of the Board of Directors of WOFE. Prior to joining us, he served as a security manager in the Xi'An Electronic Technology University for six years. He founded Shaanxi Xinsheng Weiye Technology Development Co., Ltd. in 2001, which has been liquidated. He obtained a junior college degree in Economic Management from the Continuous Education College of Xi'an Electronic Technology University. Mr. Limin Deng is the brother of Mr. Liping Deng.

         Mr. Xiaolong Zhou was appointed as our Chief Financial Officer in April 1, 2007. He had been a senior accountant in Liss Okou Goldstein Okun and Tancer CPA'S P.C. in Great Neck, New York in the past nine years. He is a certified public accountant, registered in the state of New York, member of American Institute of Certified Public Accountants and member of New York State Society of Certified Public Accountants. Mr. Zhou obtained an M.B.A. in accountancy degree from Baruch College of CUNY and an M.A. in economics degree from City College of CUNY. He obtained a B.A. in economics degree from Fudan University, Shanghai, China.

         Mr. Jianhua Wang was appointed as our Secretary on June 26, 2006. Mr. Wang served as a director and General Administrative Officer for Xinsheng since March 2005. Mr. Wang served as the head of an office of the Technology Zone of the Xi'an Electronic Technology University from 2002 to 2005. Prior to that, he served as the head of a department of Xi'an Electronic Technology University from 2001 to 2002. He obtained a B.A. degree from North Western University in the PRC.

         Mr. Michael Segal was appointed as our Director on June 8, 2006. Since 2001, he has been President of Segal Cirone Services Inc., a financial consulting company that advises institutions, banks and high net worth individuals. He has been a Principal, Options Compliance Principal and Branch Office Manager of Whitaker Securities LLC, a member of the National Association of Securities Dealers, Inc. ("NASD") since October 23, 2006. Prior to that, Mr. Segal had served as President of Alexander Westcott & Co., Inc., a Broker/Dealer registered with NASD and Secretary of the board of directors of its parent company, President of the Financial Commerce Network Inc., a public company, President of Lamborn Securities Inc. a Broker/Dealer registered with NASD, Branch Manger of Geldermann Securities Inc., President of Greentree Commodities, a Branch Manager at REFCO, Inc., a Senior Vice President at Shearson American Express and a Branch Manager at Investors Overseas Services (Bangkok, Thailand). He is also individually registered as an Introducing Broker with the Commodity Futures Trading Commission and a member of the National Futures Association and a founding member of the Managed Funds Association. Mr. Segal received a B.B.A. in marketing and economics from the University of Miami in Florida.

         Ms. Yuqin Mao was appointed as the Chief Financial Officer of Xinsheng since 2001. She is also a director of Xinsheng. Prior to 2001, she worked as manager of the financial department for Shaanxi Xidenghui Technology Industrial Joint Stock Company from 1999 to 2001 and an accountant for Shaanxi Weinan District Financial Bureau from 1998 to 1999. She had served as our Chief Financial Officer from November 2006 to March 2007. Ms. Mao received training in accounting at the Shaanxi Weinan District Financial Bureau from 1970 to 1971.

         Mr. Baosheng Sun was appointed as a director of WOFE in March 2006. Prior to that, he was General Manager of Chang Da Communication Co., Ltd. in the PRC from 2001 to 2005. He obtained his bachelor degree in business management from Northwestern University in the PRC.

         Mr. Xiucheng Wang was appointed as a director and Vice President of Xinsheng in 2003. Prior to that he was an Assistant to the President of Xi'an Kunlun Group Company from 2001 to 2003. He obtained his bachelor degree from Central Political Institute in the PRC.

         Mr. Ruixin Zhang was appointed as a director and Vice President of Xinsheng in 2003. Prior to that, he served as Executive Vice President of Hebei Lang Green Packaging Co., Ltd. from 2001 to 2003. Mr. Zhang obtained his bachelor degree in Regional Economics and Geographical Management from Shaanxi Normal University in China.

         According to our By-laws, the term of our directors is from the date of their appointment or election until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified. The terms for our principal executive officers are one year and they serve at the pleasure of our board of directors.

AUDIT COMMITTEE FINANCIAL EXPERT

         Our board of directors currently acts as our audit committee. Because we only recently consummated our restructuring and appointed the current members of our board of directors, we have not appointed or nominated for election a director who qualifies as an "audit committee financial expert" as defined in
Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 (the "Exchange Act"). Our board of directors is in the process of searching for a suitable candidate for this position.

AUDIT COMMITTEE

         As set forth above, we do not have a separate Audit Committee of our board of directors.

FAMILY RELATIONSHIPS

         There are the following family relationships among our directors or officers: Mr. Limin Deng and Mr. Liping Deng are brothers.

                             EXECUTIVE COMPENSATION

         The following is a summary of the compensation paid to our President for the years ended December 31, 2006 and 2005, respectively. Mr. Liping Deng is currently a director, President and CEO of our Company, WOFE and Xinsheng. See "Directors and Executive Officers, Promoter and Control Persons." No executive officers received compensation in excess of $100,000 for any of these two years.


Name and         Year    Salary     Bonus       Stock    Option  Non-Equity       Non-Qualified  All Other      Total
Principal                (cash or   (cash or    Awards   Awards  Incentive Plan   Deferred       Compensation   ($)
Position                 non-cash)  non-cash)    ($)      ($)    Compensation     Compensation   ($)
                         ($)                                     ($)              Earnings
                                    ($)                                           ($)
---------------------------------------------------------------------------------------------------------------------
Liping Deng      2006    3,994      0           0        0       0                0              0              3,994
President and
CEO(1)
President (1)    2005    3,900      0           0        0       0                0              0              3,900

     (1) Mr. Liping Deng was appointed our President and CEO on June 8, 2006.
         Prior to that time, he was the President of Xinsheng.


COMPENSATION DISCUSSION AND ANALYSIS

         The Company has three executive officers, Mr. Liping Deng, Ms. Xiaolong Zhou and Mr. Jianhua Wang. The Board of Directors serves as the Company's compensation committee.

         The Board of Directors' goal in determining compensation levels is to adequately reward the efforts and achievements of executive officers for the management of the Company. The Company has no pension plan, stock option plan, non-equity incentive plan or deferred compensation arrangement. The Company has not used a compensation consultant in any capacity, but believes that its executive officer compensation package is comparable to similar businesses in its location of its operations.

         None of the executive officers has an employment agreement with the Company, except Mr. Xiaolong Zhou, our CFO. We entered into a preliminary employment agreement with Mr. Zhou on April 1, 2007. Pursuant to the preliminary employment agreement, Mr. Zhou assumed the position of CFO for an initial period of one year at an annual compensation of $45,000.

          In the absence of such employment agreements, the PRC Labor Laws provide for employment related terms such as the term of employment, the provision of labor-related insurance, termination for cause, termination on 30 days' notice and termination without notice and the labor-related benefits.

DIRECTOR COMPENSATION

         Our directors do not receive any compensation for serving their directorship.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         There were two loans in 2004 from Xinsheng to (i) Mr. Liping Deng, our President and Chief Executive Officer, for RMB 95,500 (U.S. $12,137) and (ii) Haifong Dang, an employee, for RMB 1,564,650 (U.S. $198,842). These loans were repaid to Xinsheng in 2005.

                              PLAN OF DISTRIBUTION

COMPANY OFFERING

         We are Offering, through Spencer Edwards, Inc., as the Underwriter, a minimum of 300,000 Units, on a "best efforts, all or none" basis, and up to an additional 700,000 Units on a "best efforts" basis, for a maximum of 1,000,000 Units, at $1.00 per Unit, for aggregate proceeds to us of between $300,000 and $1,000,000. Each Unit consists of (i) one share of our common stock, (ii) one $1.50 Unit Warrant, and (iii) $2.00 Unit Warrants. The $1.50 Unit Warrants will be exercisable for three years. The $2.00 Unit Warrants will only become exercisable if the holder of such $2.00 Unit Warrant has exercised and paid to us the exercise price of the $1.50 Unit Warrants in full. Once a $2.00 Unit Warrant becomes exercisable, it will remain exercisable for three years.

         Each Unit Warrant has a "call" feature pursuant to which, at any time, upon 30 day's notice to the record holder of the Unit Warrant, which will also reported by us to the SEC in a Current Report on Form 8-K, we have the right to require that the holder of such Unit Warrant to exercise the Unit Warrant, or forfeit the right to exercise it at the end of the 30-day period.

         This Prospectus covers the offer of shares of our common stock comprising a portion of the Units and the shares of our common stock issuable upon the exercise of the Unit Warrants.

         We estimate that the aggregate net proceeds of the Offering to us will be approximately $158,064 in the case of the Minimum Offering, and $781,064 in the case of the Maximum Offering. The proceeds we receive from sales of the Units will be used primarily to pay the costs of the Offering. To the extent the proceeds exceed those costs, the excess will be used for working capital and/or general and administrative expenses. See the section titled "Use of Proceeds" of this Prospectus.

 UNDERWRITING

         We entered into an underwriting agreement with Spencer Edwards, Inc., a NASD-registered broker/dealer with respect to the securities being offered by us (the "Underwriting Agreement"). The Underwriting Agreement has been included as an exhibit to the Registration Statement filed with the SEC.

         Under the Underwriting Agreement, we have employed the Underwriter as our exclusive agent to sell a minimum $300,000, maximum $1,000,000 Offering in Units at $1.00 per Unit. Each Unit consists of (i) one share of our common stock, (ii) one 1.50 Unit Warrant and (iii) one $2.00 Unit Warrant. The Underwriter has made no commitment to purchase all or any part of the shares offered hereby, but has agreed to use its best efforts on an "all or none" basis to sell 300,000 Units within a period of 90 days (to be extended for up to an additional 60 days upon the mutual consent of us and the Underwriter) following the date of this Prospectus. SEE THE SECTION TITLED "RISK FACTORS - RISKS RELATED TO THE COMPANY OFFERING" OF THIS PROSPECTUS.

Until 300,000 Units have been sold, all funds received by the Underwriter from subscribers will be promptly transmitted pursuant to the terms of an escrow agreement with Wells Fargo Bank, Corporate Trust and Escrow Services, 1740 Broadway, Denver, CO 80274. In the event that 300,000 Units are not sold within the 90-day period (150-day period, if extended), the funds deposited with the escrow agent will be promptly returned in full to subscribers without deduction therefrom or interest thereon. We have agreed to pay the Underwriter a sales commission of eight percent of the gross proceeds of the Offering provided the minimum offering amount is achieved. We have also agreed to pay the Underwriter three percent of the gross proceeds from the sale of the Units offered hereby as a non-accountable expense allowance ($9,000 if the minimum number of Units is sold and $30,000 if the maximum number of Units is sold). To the extent that the expenses of the Underwriter are less than that amount, the excess will be deemed additional underwriting compensation. As of the date of the filing of the Registration Statement, we have paid $9,000 of this expense allowance to the Underwriter. In addition, the Underwriter will receive warrants to purchase a number of shares of our common stock at a strike price of $1.00 per share equal to ten percent of the Units sold. The common stock (30,000 shares if the minimum number of Units is sold and 100,000 shares if the maximum number of Units is sold) issuable upon exercise of $1.00 warrants issuable to Spencer Edwards, Inc. as part of Underwriter's compensation by the issuer shall not be sold during the offering or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering.

         The Underwriter may offer the shares to dealers who are members of the National Association of Securities Dealers, Inc. and may allow such dealers such portion of the 8% underwriting commission as the Underwriter may determine. The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act of 1933.

         We may provide the Underwriter with the names of persons contacting us with an interest in purchasing Units in this Offering. Although we will not provide any names for the express purpose of closing the Offering, sales may be made to those persons for that purpose. The Underwriter may sell a portion of the Units offered hereby to such persons if they reside in a state or country in which the Units can be sold. The Underwriter is not obligated to sell any Units to such persons and will do so only to the extent such sales would not be inconsistent with the public distribution of the Units. Neither the Underwriter nor us will directly or indirectly arrange for the financing of such purchases, and the proceeds of the Offering will not directly or indirectly be used for such purchases.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to this registration statement and is incorporated by reference herein.

         We and any other persons participating in a distribution of our Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 100 million shares of common stock, $.001 par value; 4,900,000 shares of authorized, unissued and undesignated preferred stock, $.001 par value; and 100,000 shares of Series A convertible preferred stock, $.001 par value. As of the date of this Prospectus, there are 12,278,774 shares of our common stock outstanding and 10,000 shares of Series A convertible preferred stock outstanding.

COMMON STOCK

         Every stockholder of record is entitled to one vote for each share on all matters to be voted on by the stockholders and except as provided by law and as provided in respect of any class or series of our common stock, the exclusive voting power for all purposes is vested in the common stock. Holders of our common stock do not have cumulative voting rights. Holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation of the Company, the holders of our common stock shall be entitled to share ratably, after payment of or provision for payment of the debts and liabilities of the Company and the amounts payable to holders of any class or series of the Company's capital having a preference on distributions, in the remaining assets of the Company.

UNDESIGNATED PREFERRED STOCK

         Our board of directors is authorized under our Articles of Incorporation, as amended, to provide for the issuance of shares of preferred stock, by resolution or resolutions for the issuance of such stock, and, by filing articles supplementary to the Articles of Incorporation under Maryland law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights.

         The issuance of shares of our undesignated preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of our undesignated preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of our undesignated preferred stock could adversely affect the voting power of the holders of our common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized undesignated preferred stock, unless otherwise required by law.

         No shares of undesignated preferred stock have been designated or issued.

SERIES A CONVERTIBLE PREFERRED STOCK

         The Series A convertible preferred stock (the "Series A Stock") is not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A Stock, voting separately as a class, shall be necessary to permit the authorization or issuance or any increase in the authorized or issued amount of any class or series of capital stock ranking equal to or senior to the Series A Stock or an amendment or repeal of any provision of our Articles of Incorporation which would adversely affect powers, preferences or rights of the Series A Stock.

         The Series A Stock is not entitled to any dividends.

         In the event of a voluntary or involuntary liquidation of the Company, the holders of Series A Stock shall be entitled to be paid out of the assets of the Company available for distribution an amount in cash equal to $10.00 per share before any payment is made to the holders of our common Stock or our other capital stock, the terms of which do not specifically provide that such securities rank senior to or on a parity with the Series A Stock as to rights on liquidation. The holders of Series A Stock shall not be entitled to receive liquidation payments until liquidation payments are made in full to the holders of capital stock ranking senior to the Series A Stock as to rights on liquidation. The holders of Series A Stock shall share ratably in liquidation payments with the holders of shares of the Company's capital stock ranking on parity with the Series A Stock as to rights on liquidation which are made if the assets of the Company are insufficient for the Company to make the full amount of the liquidation payments.

         Each share of Series A Stock shall automatically be converted into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in an Offering pursuant to a Registration Statement under the Securities Act. The number of shares of our common stock issuable upon one share of Series A Stock in such event shall be the quotient obtained by dividing $10 by the conversion price. Thus, upon consummation of the sale of our common stock for $1.00 per share pursuant to the Registration Statement of which this Prospectus comprises a part, each outstanding share of Series A Stock shall automatically convert into 30 shares of Common Stock.

         If the Company does not consummate an initial public offering pursuant to a Registration Statement under the Securities Act by 18 months after the first issuance of Series A Stock, which occurred on May 31, 2006, then each holder of Series A Stock shall have the right to require the Company to redeem all or any portion of such holder's Series A Stock at a price of $10 per share.

         On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger, for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Stock was exempt from registration under
Section 4(2) of the Securities Act.

WARRANTS

         We are currently offering two classes of warrants: (i) $1.50 Unit Warrants for their holders to purchase, in a Minimum Offering, an aggregate of 300,000, or, in a Maximum Offering, an aggregate of 1,000,000, shares of our Common Stock at $1.50 per share, and (ii) $2.00 Unit Warrants for their holders to purchase, in a Minimum Offering, an aggregate of 300,000, or, in a Maximum Offering, an aggregate of 1,000,000 shares of our common stock at $2.00 per share.
         The $1.50 Unit Warrants have a term of three years following their issuance and the $2.00 Unit Warrants have a term of three years following their issuance. Each $2.00 Unit Warrant is only exercisable by a holder once the $1.50 Unit Warrant held by such holder has been exercised.
         Each of the Unit Warrants has a "call" feature pursuant to which, at any time, upon 30 days notice to the record holder of the Unit Warrants, which will also be reported by us to the SEC in a Current Report on Form 8-K, we have the right to require that the holder exercise the Unit Warrants, or forfeit the right to exercise them, at the end of the 30-day period.

                      MARKET PRICE OF AND DIVIDENDS ON OUR
                            COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

DIVIDENDS

         The payment of dividends, if any, is to be within the discretion of our board of directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends in the near future.

         Dividends, if any, will be contingent upon our revenues and earnings, capital requirements, financial conditions and our ability to obtain approval to get monies out of the PRC. The PRC's national currency, the Yuan, is not a freely convertible currency. PLEASE REFER TO THE FOLLOWING RISK FACTORS:
"GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF YOUR INVESTMENT"; "THE FLUCTUATION OF THE RMB MAY MATERIALLY AND ADVERSELY AFFECT YOUR INVESTMENT"; AND "RECENT PRC STATE ADMINISTRATION OF FOREIGN EXCHANGE ("SAFE") REGULATIONS REGARDING OFFSHORE FINANCING ACTIVITIES BY PRC RESIDENTS HAVE UNDERGONE A NUMBER OF CHANGES WHICH MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR ACQUISITION STRATEGY. THE FAILURE BY OUR SHAREHOLDERS WHO ARE PRC RESIDENTS TO MAKE ANY REQUIRED APPLICATIONS AND FILINGS PURSUANT TO SUCH REGULATIONS MAY PREVENT US FROM BEING ABLE TO DISTRIBUTE PROFITS AND COULD EXPOSE US AND OUR PRC RESIDENT SHAREHOLDERS TO LIABILITY UNDER PRC LAW."

EQUITY COMPENSATION PLAN INFORMATION

         We do not have any equity compensation plans, stock options, stock bonus or other similar plans for officers, directors or employees.

TRANSFER AGENT

         The Company's transfer agent is Securities Transfer Corporation at 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, Attention: Mr. Kevin Halter, Telephone Number 469-633-0101.

PENNY STOCK REGULATIONS

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Based upon an initial offering price of $1.00 per share, our Common Stock is a penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000, together with their spouse).

         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

SHARES AVAILABLE FOR FUTURE SALE AND OVERHANG

         On April 22, 2006, we issued 5,389,221 shares of our common stock (approximately 10,950,897 after giving effect to our forward stock split on October 31, 2006) as consideration for the Management Agreement. Those shares are held in a trust presently and can be released from the trust and sold pursuant to Rule 144 beginning on April 22, 2007. Such sales, or the possibility of such sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities.

         In addition, on May 31, 2006, we sold 10,000 shares of Series A Stock and warrants to purchase 10,000 shares of our common stock at $1.50 per share. The Series A Stock and warrants are convertible and exercisable for a total of 310,000 shares of our common stock. The shares of our common stock issuable upon conversion of the Series A Stock may be sold under Rule 144 beginning on May 31, 2007. The shares of our common stock issuable upon exercise of the warrants may be sold under Rule 144 beginning one year after exercise.

         Upon the closing of this Offering, there will have between 12,578,774 and 13,278,774 shares of our common stock outstanding, without giving effect to the exercise of any Unit Warrants. Therefore, the shares held in trust available for future resale, along with shares issuable upon conversion of the Series A Stock and the warrants sold with it, will represent between 84.8% and 89.5% of our total outstanding common stock. This large number of shares of our common stock available for resale, and future sales of those shares, could create an overhang effect that may depress the trading price of our common stock, should a trading market develop.

         Each common share sold in this Offering will be sold with two warrants which will each entitle the holder to purchase one share of common stock. The exercise of these warrants could result in the issuance of up to an additional 600,000 to 2,000,000 shares of our common stock, depending on how many Units are sold in this Offering. The exercise of the warrants could result in dilution to other shareholders and have an adverse effect on our stock price.

                                LEGAL PROCEEDINGS

         As of the date of this Prospectus, we have no knowledge of any material, active, pending or threatened proceeding against us.

                                  LEGAL MATTERS

         Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of our common stock that are being offered under this Prospectus.

                                     EXPERTS

         Moen and Company, LLP ("MC"), located at Securities Commission Building, PO Box 10129, Pacific Centre, Suite 1400 - 701 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1C6, and Michael T. Studer, CPA, P.C., located at 18 East Sunrise Highway, Suite 311, Freeport, NY 11520 have audited the financial statements included in this Prospectus to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         No "expert" or "counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Prospectus, was hired on a contingent basis or will receive a direct or indirect interest in us, nor was any of them a promoter, Underwriter, voting trustee, director, officer or employee of the Company.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         The audit opinion of MC on the financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. MC resigned as auditors on July 21, 2006, due to retirement of the principal of MC. On January 18, 2007, we engaged Michael T. Studer CPA P.C. ("MS") as our independent auditor. This change of our independent auditor was approved by our Board of Directors. We are unaware of any past disagreements between us and MC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of MC, would have caused MC to make reference to the subject matter of the disagreements for the financial statements they audited. During the Company's two most recent fiscal years and any subsequent interim period prior to the engagement of MS, neither the Company nor anyone on the Company's behalf consulted with MS regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event. The Company has authorized MC to respond fully to all inquiries of MS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, a Registration Statement on Form SB-2, as amended, under the Securities Act for the Common Stock offered by this Prospectus. We have not included in this Prospectus all the information contained in the Registration Statement and you should refer to the Registration Statement and its exhibits for further information.

         The Registration Statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov.) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

         You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

         Until _____________(insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Although Maryland law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation, neither our articles of incorporation or bylaws impose an indemnity obligation upon us. In addition, we have not entered into any agreements under which we have assumed such an indemnity obligation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Our expenses in connection with the issuance and distribution of the securities being registered, other than the Underwriter's compensation and non-accountable expense allowance ($33,000 in the case of the Minimum Offering; $110,000 in the case of the Maximum Offering), are estimated as follows:

SEC Registration Fee                                 $              530
Printing Expenses                                    $           10,000
Legal Fees and Expenses                              $           40,000
Accountants' Fees and Expenses                       $           10,000
Blue Sky Fees and Expenses                           $           10,000
Transfer Agent's Fees                                $            5,000
Miscellaneous Expenses                               $           33,406
                                                                 ------
Total                                                $          108,936

                     RECENT SALES OF UNREGISTERED SECURITIES

         In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

         On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Stock was exempt from registration under
Section 4(2) of the Securities Act.

                                    EXHIBITS

         The following exhibits are filed with this Registration Statement:

Exhibit No.      Description of Exhibit
--------------------------------------------------------------------------------
1.1       Underwriting Agreement between the Company and Spencer Edwards, Inc.
          (1)

3.1.1     Articles of Incorporation (2)

3.1.2     Articles of Incorporation, as amended. (2)

3.2       Bylaws. (2)

3.3       Specimen of Common Stock certificate. (2)

4.1       Form of $1.50 Unit Warrant (2)

4.2       Form of $2.00 Unit Warrant (2)

5.1       Opinion of Guzov Ofsink (4)

9.1 Stock Purchase Agreement between Company and Xinsheng Shareholders dated April 22, 2006. (2)

9.2       Management Agreement between Xinsheng and WOFE dated April 18, 2006.
          (2)

9.3 Voting Trust and Escrow Agreement with Xinsheng Shareholders and their trustee dated April 22 2006. (2)

10.1      Form Escrow Agreement (4)

21.1      List of Subsidiaries (2)

23.1 Consent of Guzov Ofsink LLC (included in its legal opinions filed as Exhibit 5.1 of this Registration Statement)

23.2      Consent of Moen & Company LLP dated June 22, 2007

23.3      Consent of Michael T. Studer, CPA, P.C. June 25, 2007

23.4 Consent of China Shaanxi Chunhua County Land and Fertilizer Working Station dated April 23, 2007 (3)

23.5 Consent of China Shaanxi Province Land and Fertilizer Working Station dated April 24, 2007 (3)

23.6 Consent of China Shaanxi Province Yangling Zong Land and Fertilizer Working Station dated April 25, 2007 (3)

     (1) Previously filed as an exhibit to the Company's amendment No. 1 to the registration statement on Form SB-2 (File No. 333-140118), as filed with the SEC on April 2, 2007.
     (2) Previously filed as an exhibit to the Company's registration statement on Form SB-2 (File No. 333-140118), as filed with the SEC on January 19, 2007.
     (3) Previously filed as an exhibit to the Company's registration statement amendment No.2 on Form SB-2 (File No. 333-140118), as filed with the SEC on May 7, 2007.
     (4) Previously filed as an exhibit to the Company's registration statement amendment No. 3 on Form SB-2 (File No. 333-140118), as filed with the SEC on June 7, 2007.



                                  UNDERTAKINGS

EQUITY OFFERINGS OF NON-REPORTING REGISTRANT.

         The Registrant will provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RELIANCE ON RULE 430A.

The Registrant hereby undertakes that it will:

         (1) for determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

         (2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly in Xi'an, People's Republic of China, on June 25, 2007.


                                       CHINA-AGRI BUSINESS, INC.


                                       /S/ LIPING DENG
                                       --------------------------------------
                                       Liping Deng
                                       President and Chief Executive Officer
                                       (principal executive officer)




         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed on June 25, 2007 by the following persons in the capacities stated.


                                       Name and Title
                                       /S/ LIPING DENG
                                       --------------------------------------
                                       Liping Deng
                                       President and Chief Executive Officer
                                       (principal executive officer), Director

                                       /S/ XIAOLONG ZHOU
                                       --------------------------------------
                                       Xiaolong Zhou
                                       Chief Financial Officer
                                       (principal financial officer and
                                       principal accounting officer)

                                       /S/ MICHAEL SEGAL
                                       --------------------------------------
                                       Michael Segal
                                       Director

                                       /S/ LIMIN DENG
                                       --------------------------------------
                                       Limin Deng
                                       Director